As filed with the Securities and Exchange
Commission on October 1, 1998                         Registration No. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

                                --------------------

                                      FORM S-1
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                --------------------

                            TURBODYNE TECHNOLOGIES INC.
               (Exact name of Registrant as Specified in Its Charter)


            DELAWARE                             3110                     95-4699061
(State or Other Jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)     Identification No.)


21700 Oxnard Street, Suite 1550, Woodland Hills, California 91367 (818) 593-2282
         (Address, Including Zip Code, and Telephone Number, Including Area
                 Code, of Registrant's Principal Executive Offices)

                                     Leon Nowek
                                   Vice-Chairman
         21700 Oxnard Street, Suite 1550, Woodland Hills, California  91367
                                   (818) 593-2282
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                               of Agent for Service)

                                --------------------

                                     Copies to:

                              Julie M. Kaufer, Esq.
                     TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                         2029 Century Park East, 24th Floor
                        Los Angeles, California  90067-3010
                                  (310) 728-3200

Approximate date of commencement of proposed sale to the public. From time to time after the effective date of this Registration Statement, as the selling stockholders shall determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, please check the following box:                                        /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement
for the same offering.                                                       / /

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              / /

                          CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------------------
        TITLE OF EACH                                         PROPOSED MAXIMUM          PROPOSED MAXIMUM
     CLASS OF SECURITIES               AMOUNT TO BE            OFFERING PRICE          AGGREGATE OFFERING            AMOUNT OF
       TO BE REGISTERED                 REGISTERED             PER SHARE (1)               PRICE (1)             REGISTRATION FEE
- -----------------------------      --------------------    ----------------------    ----------------------    --------------------
Common Stock, par value                  409,189                   $5.34                   $2,185,070.00               $645.00
$0.001 per share
- -----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices of the shares of Common Stock of the Registrant on the Nasdaq SmallCap Market on September 25, 1998.
(2) Pursuant to Rule 429 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, this Registration Statement contains a Prospectus that also relates to 5,000,000 shares of Common Stock (the "Previously Registered Shares") registered by the Registrant's Registration Statement on Form F-1 (File No. 333-7932) declared effective on December 29, 1997. A filing fee of $6,850.00 previously was paid by the Registrant in connection with the registration of the Previously Registered Shares.

The Prospectus contained in this Registration Statement relates to and constitutes a Post-Effective Amendment to the Registration Statement on Form F-1 (No. 333-7932) of Turbodyne Technologies Inc. and is intended to be the combined prospectus referred to in Rule 429 of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission shall determine.

                             TURBODYNE TECHNOLOGIES INC.
                                CROSS REFERENCE SHEET

    FORM S-1 ITEM NUMBER AND CAPTION              CAPTION OR LOCATION IN PROSPECTUS
    --------------------------------              ---------------------------------
1.  Forepart of the Registration                  Facing Page; this Cross-Reference
    Statement and Outside Front Cover             Sheet; Outside Front Cover Page of
    Page of Prospectus . . . . . . . . . . . .    Prospectus

2.  Inside Front and Outside Back Cover
    Pages of Prospectus. . . . . . . . . . . .    Inside Front and Outside Back Cover
                                                  Pages of Prospectus
3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed Charges . .    Prospectus Summary; Risk Factors


4.  Use of Proceeds. . . . . . . . . . . . . .    *

5.  Determination of Offering Price. . . . . .    *

6.  Dilution . . . . . . . . . . . . . . . . .    *

7.  Selling Security Holders . . . . . . . . .    Selling Stockholders

8.  Plan of Distribution . . . . . . . . . . .    Plan of Distribution

9.  Description of Securities to be
    Registered . . . . . . . . . . . . . . . .    Description of Capital Stock

10. Interests of Named Experts and
    Counsel. . . . . . . . . . . . . . . . . .    *

11. Information With Respect to the
    Registrant

    (a)   Description of Business. . . . . . .    Prospectus Summary; Risk Factors;
                                                  Management's Discussion and Analysis
                                                  of Financial Condition and Results
                                                  of Operations; Business

    (b)   Description of Property. . . . . . .    Business -- Properties

    (c)   Legal Proceedings. . . . . . . . . .    Business -- Legal Proceedings

    (d)   Market Price, Dividends and             Outside Front Cover Page of
          Related Stockholder Matters. . . . .    Prospectus; Risk Factors;
                                                  Dividend Policy; Description of
                                                  Capital Stock

    (e)   Financial Statements . . . . . . . .    Financial Statements

    (f)   Selected Financial Data. . . . . . .    Selected Financial Data

    (g)   Supplementary Financial
          Information. . . . . . . . . . . . .    *

    (h)   Management's Discussion and
          Analysis of Financial
          Condition and Results of
          Operations . . . . . . . . . . . . .    Management's Discussion and Analysis
                                                  of Financial Condition and Results
                                                  of Operations

    (i)   Changes in and Disagreements
          with Accountants on Accounting
          and Financial Disclosure . . . . . .    Accountants

    (j)   Directors and Executive
          Officers . . . . . . . . . . . . . .    Management

    (k)   Executive Compensation . . . . . . .    Management

    (l)   Security Ownership of Certain
          Beneficial Owners and
          Management . . . . . . . . . . . . .    Principal Stockholders

    (m)   Certain Relationships and
          Related Transactions . . . . . . . .    Certain Transactions

12. Disclosure of Commission Position
    on Indemnification For Securities
    Act Liabilities. . . . . . . . . . . . . .    *


- -------------------------
*   Omitted because the item is negative or inapplicable.

PROSPECTUS         Subject to Completion, Dated September 29, 1998


                                  5,409,189 Shares

                            TURBODYNE TECHNOLOGIES INC.

                      Common Stock, $0.001 par value per share

                         ----------------------------------

    This Prospectus relates to the offer and sale by certain Selling Stockholders (the "Selling Stockholders") of up to 4,742,522 common shares (the "Series A Shares"), $0.001 par value per share (the "Common Stock") of Turbodyne Technologies Inc., a Delaware corporation ("Turbodyne" or the "Company") issued upon conversion of 10,000 shares of Series A Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"). See "Selling Stockholders." This Prospectus also relates to the offer and sale by certain Selling Stockholders of up to 666,667 additional shares of Common Stock (the "Warrant Shares" and together with the Series A Shares, the "Shares") issuable upon exercise of warrants (the "Warrants"). The Series A Preferred Stock and the Warrants were issued by the Company in September 1997 in private placement transactions to persons the Company reasonably believes to be accredited investors pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"). At the date hereof, all shares of the Series A Preferred Stock have been converted into shares of Common Stock at the lesser of a fixed price or a floating price, as described under "Plan of Distribution." The Warrants are immediately exercisable at $5.00 per share and expire on September 19, 2000. See "Plan of Distribution."

     The Company will not receive any proceeds from this offering. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the offering price of the Shares sold, less applicable agents' commissions and underwriters' discounts, if any. The Company will pay all expenses incident to the preparation and filing of a registration statement for the Shares under the federal securities laws, as well as certain other expenses incident to the registration and sale of the Shares. The Selling Stockholders, or their pledges, donees, transferees or other successors in interest that receive the Shares, may sell the Shares from time to time on terms to be determined at the time of sale, either directly or through agents, dealers or underwriters designated from time to time. To the extent required, the number of Shares to be sold, the offering price thereof, the names of each Selling Stockholder and each agent, dealer and underwriter, if any, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

    The Common Stock of the Company is listed for quotation on the Nasdaq SmallCap Market and on the Easdaq Market, each under the symbol "TRBD." On September 23, 1998, the closing sale price of the Common Stock, as reported on the Nasdaq SmallCap Market, was $5.75 per share.

    AN INVESTMENT IN THE SECURITIES REGISTERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6.

    THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              The date of this Prospectus is September ___, 1998

                              CURRENCY TRANSLATION

    In this Prospectus, unless otherwise indicated, all dollar amounts are stated in United States dollars. References to "Cdn.$" are to Canadian dollars. Certain dollar amounts set forth in this Prospectus, as indicated, are in Canadian dollars, and for the convenience of the reader, where indicated this Prospectus contains translations of certain Canadian dollar amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Canadian dollar amounts actually represent U.S. dollar amounts or could be, or could have been, converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of Canadian dollars into U.S. dollars have been made at the rate of Cdn.$1.57=U.S.$1.00, the noon buying rate in New York
City for cable transfers of Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on August 31, 1998. This rate may differ from the actual rate that may have been in effect at the times amounts were included in the financial information discussed herein regarding the Company and its subsidiaries.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Prior to July 27, 1998, the Company was a foreign private issuer and filed reports and other information with the Commission pursuant to the requirements applicable to foreign private issuers. Reports and other information filed by the Company are available for inspection and copying at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Interested parties may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Company also files electronic versions of these documents with the Commission through the Commissions' Electronic Data Gathering Analysis and Retrieval (EDGAR) system. The Commission maintains a world wide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock being offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained herein concerning the provision of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of the fees prescribed by the Commission.

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

    The Common Stock of the Company is listed for trading on the Nasdaq SmallCap Market and on the Easdaq Market, each under the symbol "TRBD." Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

    This Prospectus incorporates documents by reference relating to the Company which are not presented herein or delivered herewith. These documents relating to the Company (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, without charge, to Turbodyne Technologies Inc., 21700 Oxnard Street, Suite 1550, Woodland Hills, California 91367, Attention: Chief Financial Officer, Telephone Number
(818) 593-2282.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION CONTAINED HEREIN AND IN THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, ALSO CONTAINED HEREIN. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" AND TO "TURBODYNE" REFER TO TURBODYNE TECHNOLOGIES INC. AND ITS CONSOLIDATED SUBSIDIARIES. THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS CONTAIN FORWARD LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, DISCUSSED IN "RISK FACTORS."

                                 THE COMPANY

    Turbodyne, a Delaware corporation, engineers, develops, manufactures and markets proprietary products designed to enhance performance and reduce emissions of internal combustion engines (the "Engine Technology Division") and manufactures aluminum cast automotive products, including engine components and speciality wheels (the "Light Metals Division"). The Company has developed a patented technology (the "Turbodyne Technology") designed to optimize air flow to internal combustion engines resulting in efficient fuel combustion in both diesel and gasoline engines. The Company has incorporated the Turbodyne Technology into its two primary products: the Turbopac-TM- and the Dynacharger-TM- (collectively, the "Turbodyne Products").

    The Company also is an established manufacturer of precision aluminum cast and machined products primarily for the automotive industry (the "Light Metals Division"). Through a wholly owned subsidiary, the Company manufactures several critical engine components and assemblies including intake manifolds, oil pans, rocket arm covers, turbocharger and compressor housings for OEMs in the automotive industry and aluminum wheels for the automotive aftermarket. The Company also manufactures all of the engineered aluminum components for the Turbodyne Products.

RECENT DEVELOPMENTS

    On April 7, 1998, the United States Environmental Protection Agency certified the Detroit Diesel Corporation emission upgrade kit, which incorporates the Turbodyne Technology through the use of a Turbopac-TM-, as an acceptable solution to reduce emissions of diesel buses under the EPA's Urban Bus Retrofit/Rebuild Program. The Company and Detroit Diesel Corporation, a major global diesel engine producer with a world wide marketing and distribution network, have entered into a contract for the production of the Turbopac product.

    In September 1997, the Company entered into a Supply Agreement with Navistar International Transportation Corp. ("Navistar") for an initial five year term. Pursuant to the terms of the Supply Agreement, Navistar shall purchase from the Company all of its original equipment and service requirements for engine aluminum castings as they exist on the effective date of the contract. The Company anticipates that the Navistar contract will result in significant revenues and profitability to the Company through fiscal 2002. See "Business of the Company--Pacific Baja Business."

DOMESTICATION

    Effective July 24, 1998, Turbodyne Technologies Inc., a Canadian federal corporation, domesticated into the State of Delaware. As a result, the Company is no longer a foreign private issuer, as defined under the Securities Act and the Exchange Act, and currently files reports, proxy and information statements and other information pursuant to the Commission's rules applicable to domestic issuers.

    The Company's principal executive office is located at 21700 Oxnard Street, Suite 1550, Woodland Hills, California 91367, and its telephone number is (818) 593-2282.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 21E OF THE EXCHANGE ACT AND SECTION 27A OF THE SECURITIES ACT. THE WORDS "EXPECT", "ESTIMATE", "ANTICIPATE", "PREDICT", "BELIEVE" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS FILING AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, OR ITS DIRECTORS OR OFFICERS WITH RESPECT TO, AMONG OTHER THINGS (a) TRENDS AFFECTING THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY, AND (b) THE BUSINESS AND GROWTH STRATEGIES OF THE COMPANY. READERS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THIS PROSPECTUS, FOR THE REASONS, AMONG OTHERS, SET FORTH BELOW.

NO HISTORY OF PRODUCT SALES; PRIOR LOSSES.

    None of the Turbodyne Products are commercially produced except for the Turbopac-TM- 1500 product and limited commercial production of the Turbopac-TM- 2500 product. The other models of the Turbopac-TM- product and all models of the Dynacharger-TM- product remain in various stages of development. There can be no assurance that the other Turbopac-TM- models and Dynacharger-TM- products will be developed timely or that they will be commercially accepted. The failure of the Turbopac-TM- and Dynacharger-TM-products to achieve commercial success would have a material adverse effect on the business, operating results and financial condition of the Company.

    The Company reported net losses of $2,603,000, $5,563,000, $13,185,000 and $7,769,000 for the fiscal years ended December 31, 1995, 1996, 1997, and the six month period ended June 30, 1998, respectively. At June 30, 1998, the Company had an accumulated deficit of $32,005,000. There is no assurance that the Company will report net income in any future year or period. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

PRODUCT DEVELOPMENT

    The Company expects to complete final design of the Dynacharger-TM-product in the third fiscal quarter of 1998 and has commenced only limited commercial production of certain of the Turbopac-TM- models. Historically, the Company has encountered unexpected delays in development due to undetected design defects or changes to specifications and may continue to experience such delays. These delays could increase the cost of development of these products and affect the timing of commercial production and shipment. The Company's revenue in fiscal 1998 will depend to a significant degree on sales of the Company's Turbopac-TM- product, which was commercially introduced in the third quarter of 1997. If the Company encounters problems in the application of the Turbopac-TM- product or any other new products, its business and prospects could be materially and adversely affected. Moreover, the Company does not expect to commence production of the Dynacharger-TM-product until it has entered into joint venture relationships with reliable manufacturers of turbochargers. The inability or failure to form these relationships timely, or at all, will negatively affect potential sales of the Dynacharger-TM- product and could have a material adverse effect on the business of the Company.

    Substantial start-up costs associated with the introduction of new products could cause the Company to incur operating losses or experience a reduced level of profitability in periods following their introduction.
There can be no assurance that any new product will receive market acceptance or that the product can be sold at a profit. Additionally, both the Dynacharger-TM- and certain of the Turbopac-TM- models have undergone only limited testing; consequently, once commercially introduced, each product could require additional refinement. Moreover, in the event government standards regarding emissions are increased, the Company may need to modify its design and improve the Turbodyne Technology to meet these new standards, which may require significant expenditures and delay production of the Turbodyne Products. Any delay in commercial production or additional refinement to these products could result in a material adverse effect on the business, operating results and financial condition of the Company.

LONG TESTING PERIODS

    The Company has entered into, and expects to continue to enter into, relationships with OEMs and with parties in the aftermarket installation sector in an effort to market the Turbodyne Products. These parties typically engage in testing programs concerning the Company's products that last for a period between three to five years. The Company may provide certain products to these parties free of charge or at a reduced rate. In addition, management devotes a significant amount of time and attention to pursuing these programs in an effort to obtain purchase orders for the products tested. These parties are under no obligation to purchase the Company's products during these testing periods and following their evaluations, may determine not to purchase any products from the Company. Alternatively, these parties may request modifications to existing products in order to satisfy specific regulations imposed in the countries in which such parties operate. Accordingly, the Company may expend a significant amount of time and devote substantial resources to these testing programs which may not result in any sales or if purchase orders are obtained, it may occur many years following the commencement of the related testing program.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND SEASONALITY

    The Company has experienced, and in the future may experience, significant fluctuations in quarterly operating results that have been and may be caused by many factors including: introduction or enhancement of products by the Company and its competitors, customer demand for the Company's products, development and marketing expenses relating to the introduction of new products or enhancements of existing products, timing of certification of certain products by the U.S. Environmental Protection Agency and other environmental regulatory organizations, results from third parties participating in pilot programs involving the Company's products, changes or anticipated changes in pricing by the Company or its competitors, the mix of products sold and the gross margins attributable to such products, industry and technology developments, product delays or other product quality problems, currency fluctuations, the timing of orders from customers, order cancellations, delays in shipment and other developments and decisions including the timing and extent of development expenditures, other unanticipated operating expenses and general economic conditions. Moreover, sales of aftermarket wheel products typically peak in the spring of each year. The Company expects that its operating results will continue to fluctuate significantly in the future as a result of these and other factors. A substantial portion of the Company's costs and expenses is related to costs of engineering services and other personnel costs, product development, facilities and marketing programs. The level of spending for these costs and expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectations of future revenues. If revenues are below expectations, the Company's quarterly and annual operating results will be adversely effected, which could have a material adverse effect the Company's results of operations.

COMPETITION

    The business environment in which the Company operates is highly competitive and subject to rapid technological change. Certain of the Company's existing and potential competitors have greater financial, marketing, technological and other resources than the Company. The Company believes that no products technologically similar to the Company's Turbopac-TM- and Dynacharger-TM- products have been sold. However, Turbodyne may face future competition from the development of related technologies that improve the performance of internal combustion engines and/or reduce emissions that are not encompassed by the patents held by the Company, the issuance of patents to other companies which may inhibit the Company's ability to develop certain products encompassed by such patents and improvement to existing technologies. If such techniques are developed and are commercially successful, they may reduce available market share to the Company or make the Turbodyne Products less attractive or obsolete, each of which will have a material adverse effect on the business of the Company. In addition, a relatively small number of OEMs hold a significant share of the automotive market and the determination of an OEM not to incorporate the Turbopac-TM- products into its product line may cause the Company to expend additional amounts to gain market share and/or significantly reduce the available market share to the Company.

    The Company has determined to follow a strategy of aggressive product development and enhancement and patent support to protect a competitive position to the extent practicable. However, there can be no assurance that the market will determine that the Turbodyne Products are superior to existing or subsequently developed competitive products, that the Company will obtain significant market share or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve or maintain technological advantages.

PROPRIETARY PROTECTION

    The Company has filed patent applications in the United States and in certain foreign jurisdictions relating to the Turbodyne System, the Turbopac-TM- product and the Dynacharger-TM- product. Certain patents have been issued and other applications are in various stages of review at the U.S. or foreign patent office. Application for a patent offers no assurance that a patent will be issued or issued without material modification. Moreover, there can be no assurance that patents will be issued, or that issued patents will not be circumvented or invalidated, that proprietary information can be maintained as such or that the Company will be able to achieve or maintain a technological advantage. The Company could incur substantial costs in seeking enforcement of its patent rights against infringement or the unauthorized use of its proprietary technology by others or in defending itself against similar claims of others. Insofar as the Company relies on trade secrets and proprietary know-how to achieve and maintain a competitive position, there can be no assurance that others may not independently develop similar or superior technologies or gain access to the Company's trade secrets or know-how.

PRICING STRATEGY

    The Company has developed a pricing strategy and price lists for its Turbodyne Products in relation to retail selling prices of indirectly competitive products and on estimated costs of producing the Turbodyne Products. Market acceptance of the Turbodyne Products will be heavily dependent on the pricing policy established by the Company and the cost-benefit to the user of the Turbodyne Products. There is no assurance that established pricing levels will be accepted by the marketplace or that the cost benefit to manufacturers will be sufficient to encourage mass purchase of the Turbodyne Products. If the Company's current price lists are not accepted by the market, the Company may have to decrease its prices which will result in lower margins and could have a material adverse effect on the results of operations of the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends on the skills and efforts of its management team and engineering staff, including its Chairman of the Board of Directors and developer of the Turbodyne Technology, Mr. Edward M. Halimi and its President and Chief Executive Officer, Mr. Walter Ware. The Company has entered into an employment agreement with Mr. Halimi and has agreed to the terms of an agreement with Mr. Ware each with terms expiring in 2008. The Company does not maintain any insurance on the lives of its senior management or scientific staff. As the Company continues to grow, it will continue to hire, appoint or otherwise change senior management and members of its engineering staff. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. The loss of services of Mr. Halimi, Mr. Ware or of any key employee could have a material adverse effect upon the Company's business.
See "Directors and Officers of the Registrant" and "Compensation of Directors and Officers."

RELOCATION OF MANUFACTURING FACILITIES

    The Company is in the process of relocating and modernizing its manufacturing facilities from La Mirada, California to Ensenada, Mexico. During the first six months of fiscal 1998, the Company completed the relocation of all wheel machining operations and expects to complete the relocation of the remaining automotive engine components foundry and machining operations by the end of the 1998 fiscal year. In connection with the relocation of the wheel machining operations, the Company incurred expenses in excess of management's projections and experienced delays in the relocation process. The Company may continue to experience substantial costs and delays in connection with the relocation of the automotive engine components foundry and machining operations which may adversely affect the Company's results of operations and profitability.

TECHNOLOGICAL CHANGE

    The industries in which the Company competes have been characterized by rapid and significant technological change. Accordingly, the Company's ability to compete in its markets may depend in large part not only on the success of the initial introduction of the Turbopac-TM- product and the Dynacharger-TM- product, but also on the success in enhancing these products and developing new products. Moreover, changes in manufacturing technology could require the Company to make significant expenditures on new plant and equipment in order to remain competitive, all of which could adversely affect the Company's operating costs and results of operations. There can be no assurance that the Company will succeed in enhancing existing products or developing new products or that any of its products will not be rendered obsolete or uneconomical by technological advances made by others. The Company's future sales and profitability will depend on its ability to continue to develop and market new and improved products that can achieve significant market acceptance.

DECLINE IN SALES OF AFTERMARKET WHEEL PRODUCTS

    Sales of aftermarket wheel products have continued to decline in recent years. Aftermarket wheel products represented over 60% of sales of the Light Metals Division for the six months ended December 31, 1996, 47% of sales of the Light Metals Division for the fiscal year ended December 31, 1997 and 38% of sales of the Light Metals Division for the six months ended June 30, 1998. The Company is aggressively pursuing a strategy to meet the growing OEM demand for precision cast aluminum components and assemblies for several reasons including to compensate for the decreased sales in aftermarket wheel products. The Company believes that sales attributable to aftermarket wheel products will continue to decline which could have a material adverse effect on the business and results of operation of the Company.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS

    Revenues attributable to the Light Metals Division accounted for 100% of the revenues of the Company in each of fiscal 1996 and 1997 and accounted for substantially all of the Company's revenues for the six months ended June 30, 1998. The majority of sales attributable to the Light Metals Division are to approximately five customers. These five purchasers accounted for approximately 80% of net sales in fiscal 1996 and 1997 and in the six months ended June 30, 1998. The loss of any major customer, a significant decrease in product shipment to, an inability to collect amounts owing from, a deterioration of the relationship with or any change in the financial condition of any of these customers could have a material adverse effect on the business and operating results of the Company.

CUSTOMER PREFERENCES

    Certain of the products of the Light Metals Division are subject to short term changes in consumer preferences and demands. If consumer preferences change, existing products or products under development may become unmarketable which could adversely effect the sales and results of operations of the Company.

INTERNATIONAL RISKS

    A significant amount of the production in the Light Metals Division takes place at the Ensenada, Mexico facility and is imported into the United States under favorable trade agreements existing between the governments of the United States and Mexico. Changes in the provisions of these trade arrangements and in North American trade agreements generally could adversely affect the production costs and profitability of the Light Metals Division. In addition, changes in the foreign exchange rates for the Mexican Peso and the US Dollar or changes in economic and political conditions, import and export controls, tariffs, and other regulatory requirements could adversely affect certain operating costs and the results of operations of the Company.

RAW MATERIALS

    Although there are many potential suppliers of aluminum, the Company currently relies on a single source of supply for approximately 70% of its aluminum. Accordingly, the Company is vulnerable to the possible business interruption of a supplier, and could experience temporary delays or interruptions while an alternative supplier is procured. Such delays, if encountered for an extended period, could have a material adverse effect on the Company's business and results of operations. Additionally, the Company purchases the raw aluminum material for its products at market prices. Changes in demand and price of aluminum could reduce its margins on its cast aluminum products as the cost of these products is fixed under contract in advance of production and could affect the Company's ability to deliver products pursuant to its contractual commitments. If the margins on its cast aluminum products decrease or it is unable to complete its contractual obligations, the Company's results of operations could be materially adversely effected.

RUSSIAN FINANCIAL MARKETS

    The Russian economy recently has experienced severe volatility in both financial and currency markets despite the monetary support and financing provided by the International Monetary Fund. The Russian ruble has been allowed to devalue significantly and generally lacks convertibility into other currencies. Political reforms in Russia continue to be instituted by its current President, but the pace of reform is slowing and the recent dismissal of a significant number of government leaders by the Russian President has contributed to continuing political instability. These developments have been accompanied by a substantial decline in the Russian stock market.

    It is uncertain whether stability will return to the Russian financial
markets.   Increased economic difficulties in Russia could have an impact on any potential sales of the Company's products into the Russian market, including sales under its agreement with TransBusiness Group of Moscow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 1998 and 1997."

VOLATILITY OF STOCK PRICE.

    The price of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors, such as quarterly variations in results of operations, announcements of new technological innovations or purchase orders for the Turbodyne Products, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company, and news relating to trends in the Company's markets. In addition, the stock market in general, and the market for high technology stocks in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of the Company's Common Stock, regardless of the Company's operating performance.

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE STOCK

    As of September 23, 1998, approximately 48,111,525 shares of
Common Stock will be outstanding assuming the exercise of all outstanding options and warrants. Although some of these options and warrants are exercisable at prices which may exceed the current prevailing market prices of the Company's Common Stock, their existence could potentially limit the scope of increases in the market value of the Company's Common Stock which might otherwise be realized. The terms on which the Company may obtain additional financing during the respective terms of these outstanding stock options and warrants may be adversely affected by their existence. The holders of such stock options and warrants may exercise such securities at times when the Company might be able to obtain additional capital through one or more new offerings of securities or other forms of financing on terms more favorable than those provided by such stock options and warrants.

ABSENCE OF DIVIDENDS

    The Company has never paid cash dividends on its Common Stock and no cash dividends are expected to be paid on the Common Stock in the foreseeable future. Any future determination to declare or pay dividends will be at the discretion of the Board of Directors of the Company and will be dependent on the Company's results of operations, financial condition, contractual and legal restrictions and other factors deemed relevant by the Board of Directors.

                            SELECTED FINANCIAL DATA

    The statement of operations data for the Company for the years ended December 31, 1997, 1996 and 1995 and the balance sheet data for the Company at December 31, 1997 and 1996 are derived from, and should be read in conjunction with, the audited Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the Company for the years ended December 31, 1994 and 1993 and the balance sheet data for the Company at December 31, 1995, 1994 and 1993 are derived from the audited financial statements not included in this Prospectus. The financial data for the six month periods ended June 30, 1998 and 1997 are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Turbodyne considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998. The data set forth below are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

    Financial data are given for the period commencing April 30, 1993, the effective date of the transfer of the assets comprising the Turbodyne Technology to Turbodyne Systems from Edward M. Halimi. The Company's financial statements for the six months ended June 30, 1998 and the fiscal year ended December 31, 1997 have been prepared according to United States
Generally Accepted Accounting Principles ("US GAAP").   The Company's
financial statements for the six months ended June 30, 1997 and the fiscal year ended December 31, 1996 and the Company's statement of operations data for the fiscal year ended December 31, 1995 included herein previously were prepared in accordance with Canadian Generally Accepted Accounting Principles ("CDN GAAP") and have been restated to conform with US GAAP and are stated in United States dollars. The Company's balance sheet data for the fiscal year ended December 31, 1995 and the Company's financial statements for the fiscal year ended December 31, 1994 and the period from April 30, 1993 to December 31, 1993 included herein have been prepared in accordance with CDN GAAP and are stated in Canadian dollars.

(In Thousands, Except Share Data)
                                                                                                    FOR THE SIX MONTHS ENDED
                                                    FOR THE FISCAL YEARS ENDED                              JUNE 30,
                                ----------------------------------------------------------------   --------------------------
                                    1997         1996         1995         1994          1993           1998          1997
                                    ----         ----         ----         ----          ----           ----          ----
                                                                                                            (UNAUDITED)
OPERATING DATA:
                       Sales       $39,165      $13,944          Nil          Nil           Nil        $20,750       $20,153
                Gross Profit         6,839        1,843          Nil          Nil           Nil          3,216         4,437
                    Net Loss      (13,185)      (5,563)      (2,603)        (936)         (112)        (7,769)       (4,189)
   Net Loss per Common Share         (.58)        (.33)        (.46)        (.18)         (.10)         (0.23)        (0.26)

BALANCE SHEET DATA:
   Working Capital (Deficit)        $8,530       $7,026          $83       ($426)        ($336)        $22,003       $11,253
                Total Assets        49,726       39,441        5,202        1,899         1,371         64,611        49,726
       Long Term Liabilities        10,022        5,265          483          Nil           Nil         13,017        10,022
           Total Liabilities        18,883       11,727          966          458           336         21,885        18,883
         Shareholders Equity        30,843       27,714        4,236        1,441         1,035         42,726        30,843
Number of Shares Outstanding    29,961,612   23,580,098   16,542,121   10,663,052     1,078,052     40,034,423    29,961,612

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The financial data for the six month periods ended June 30, 1998 and 1997 are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Turbodyne considers necessary for a fair presentation of the financial position and the results of operations for these periods.
Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998.

    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

    Net sales for the six months ended June 30, 1998 increased to $20,750,000 from $20,153,000 for the six months ended June 30, 1997, an increase of $597,000 or 3%. Sales in this period were primarily attributable to the Light Metals Division. Sales attributable to the Engine Technology Division were minimal during these periods.

    The less than expected sales for the first six months of 1998 primarily is the result of weaker than expected aftermarket wheel orders. The aftermarket demand for wheels has been forecasted to be a slow-growth or declining market as a result of the OEMs providing more custom wheels on production cars. This has been a driving force for the Light Metals Division's strategy to aggressively pursue the growing OEM demand for precision cast aluminum components and assemblies for engine application.

    Aftermarket wheel products represented over 60% of the Light Metals Divisions sales in the last six months of 1996, with engine components representing slightly less than 40%. For the fiscal year 1997 engine components grew to 47% of sales and aftermarket wheels declined to 53%. In the first six months of 1998 engine components have increased to 62% of sales, while aftermarket wheels have declined to only 38%.

    Although the automotive components segment of the Light Metals Division grew faster than expected in the first six months of the year, it did not grow fast enough to offset the decline in the aftermarket wheel segment. The Company expects a continued growth in the automotive components segment of its business and a continued decline in the aftermarket wheel segment as a percentage of its total business. This is a forward looking statement however and actual results may differ. For example, if the Company's strategy to pursue the growing OEM demand for precision cast aluminum components and assemblies is not successful, the automotive engine components segment may not continue to grow as expected.

    Even though the aftermarket wheel segment is not a growing business, the Company believes that it is financially advantageous to remain in that industry and accordingly has developed a plan designed to ensure that Turbodyne obtains a significant and profitable market share position as one of the leading remaining wheel producers.

    Profitability of the Light Metals Division is affected by seasonal factors as sales of aftermarket wheel products typically peak in the spring of each year while operating costs continue throughout the year and by increasing aluminum costs as the prices of its cast aluminum products are fixed under contract in advance of production. See "Risk Factors--Potential Fluctuations in Quarterly Results and Seasonality" and "Risk Factors--Raw Materials."

    Cost of goods sold consists primarily of material and labor costs attributable to the Light Metals Division. Cost of goods sold for the six months ended June 30, 1998 increased to $17,534,000 from $15,716,000 for the
six months ended June 30, 1997, an increase of $1,818,000 or 11.6%.   Cost of
goods sold as a percentage of net sales for the six months ended June 30, 1998 increased to 84.5% from 78% for the six months ended June 30, 1997. The increase in costs of goods sold is attributable primarily to the relocation of all wheel production to the new Ensenada, Mexico plant, a slower start to Turbodyne's North American wheel sales and increased manufacturing costs at the La Mirada plant to meet increasing customer production schedules for the automotive components segment of the business.

    During the first six months of 1998, the Light Metals Division incurred costs and expenses attributable to the modernization and relocation of all existing aluminum foundry and machining operations currently in place in its La Mirada, California facility to its newly acquired facility in Ensenada, Mexico. The Company expects that the modernization and relocation will result in significant improvements in the quality of its products, greater productivity and reduced costs. In addition, the Company anticipates that the new facility will provide the Company with adequate capacity to meet current production volume and expected growth from both new third party customers as well as increased production for the Turbodyne Products. These are forward looking statements however and actual results may differ. For example, if the modernization and relocation of the manufacturing operations of the Company does not timely occur or if the costs associated with these activities exceed management's expectations, the
Company's results of operations may be adversely effected.   The Company
believes that its investment in modernization and relocation of the aluminum foundry and machining operations to Ensenada is essential to support the expected growth in both the engine technology and light metals divisions over at least the next three years.

    Phase I of the relocation which consists of the relocation and modernization of all wheel machining operations from the existing La Mirada facility to the newly acquired facility in Ensenada was completed during the first six months of 1998. The Company expects that Phase II, the final phase of the relocation to Ensenada, which consists of the relocation and modernization of the remaining automotive engine components foundry and machining operations located in La Mirada to the new Ensenada facility, will be completed by the end of the fourth quarter of fiscal 1998. These are forward looking statements however and actual results may differ. For example, if the set up of operations in the new facility in not completed timely, the Company may incur additional costs of production and its results of operations may be adversely effected.

    The Company experienced an acceleration of orders in the automotive engine components segment in the first six months of 1998. These orders were received by the Company prior to the relocation of its automotive components manufacturing operations to the Company's new Ensenada facility and therefore the Company incurred extraordinary costs to ensure the customer orders were timely met.

    The Company also incurred costs in the first six months of 1998 due to a ramp up of production activities relating to the Turbopac 2500 product line to satisfy the Company's commitments under its contract with Detroit Diesel. The Company continues to ramp up production activities relating to the Turbopac product line during the third fiscal quarter in preparation for further shipments pursuant to its contract with Detroit Diesel and the purchase order from, and initial deliveries to, the TransBusiness Group of Moscow, Russia. The first shipment to the TransBusiness Group currently is anticipated to begin in the fourth fiscal quarter of 1998. This is a forward looking statement however and actual results may differ. For example, if the financing arrangements with respect to the TransBusiness purchase order are not finalized or if other conditions to the placement of a purchase order with the Company are not met, then the Company may not commence shipment to the TransBusiness Group in the fourth fiscal quarter. See "Risk Factors - Russian Financial Markets."

    Gross profit for the six months ended June 30, 1998 decreased to $3,216,000 from $ 4,437,000 for the six months ended June 30, 1997, a decrease of $1,221,000, or 27.5%.

    Selling, research, general and administrative expenses for the six months ended June 30, 1998 increased to $10,376,000 from $8,626,000 for the six months ended June 30, 1997, an increase of $1,750,000, or 20.3%. Selling, research, general and administrative expenses as a percentage of sales increased to 50% from 42.8% for the comparable six month periods. These increases primarily are attributable to additional expenses associated with overseas travel in conjunction with the Company's pursuit of strategic relationships. Also, the Company incurred additional expenses associated with start-up costs related to the Navistar machining work, increased training for the new labor force and lower than expected yield rate while launching the new product lines. The increase was also attributable to finalizing the Turbopac 1500 and 2500 models, final validation testing of the Turbopac 2500 model, on-going development of the Dynacharger product and preparing for full scale commercial production of the Turbopac 2500 and 1500 models. Research and development costs also included the operation of the Company's quality control laboratory at Turbodyne Systems. Based on the Company's historical expenditures related to research and development and its current development goals, the Company anticipates for the foreseeable future, research and development expenses will continue to be significant.

    Loss from operations for the six months ended June 30, 1998 increased $2,971,000 or 70.9% over the comparable period a year earlier.

    Other income and expense consists primarily of interest expense on bank operating lines of credit and equipment finance contracts. Interest expense for the six months ended June 30, 1998 increased $210,000 or 56.6% over the comparable period a year earlier. The increase was primarily attributable to additional borrowings and financing for property and equipment purchases.

    Net loss for the six months ended June 30, 1998 increased $2,741,000 or 54.5% over the comparable period a year earlier, due to items mentioned above.

    YEAR ENDED DECEMBER 31, 1997 AND 1996

    Net sales for the fiscal year ended December 31, 1997 (the "1997 Fiscal Year") increased to $39,165,000 from $13,944,000 for the fiscal year ended December 31, 1996 (the "1996 Fiscal Year"), an increase of $25,221,000, or 181%. The sales in both years were attributable entirely to the Light Metals Division. The increase is largely attributable to the inclusion of the financial results of the Light Metals Division for the entire 1997 Fiscal Year as compared to the 1996 Fiscal Year in which the financial results of the Light Metals Division were included commencing July 2, 1996, the
effective date of the acquisition of the Light Metals Division.   For the
1997 Fiscal Year and the 1996 Fiscal Year, respectively, of the total sales attributable to the Light Metals Division, sales of aftermarket wheel products accounted for sales of $20,691,000 and $8,560,000, respectively, and sales of cast aluminum products, including compressor housings and manifolds, accounted for sales of $18,474,000 and $5,384,000, respectively. The net sales for the 1997 Fiscal Year also include sales of $2,258,000 related to the Navistar machining business conducted pursuant to the Navistar contract. See "Business--Light Metals Division--Material Supply Agreements."

    Cost of goods sold consists primarily of material and labor costs attributable to the Light Metals Division. Costs of goods sold for the 1997 Fiscal Year increased to $32,326,000 from $12,101,000 for the 1996 Fiscal Year, an increase of $20,225,000, or 167%. The cost of goods sold in each of these years was attributable solely to the Light Metals Division. The increase primarily is due to the inclusion of the financial results of the Light Metals Division for the entire 1997 Fiscal Year as compared to the 1996 Fiscal Year in which the financial results of the Light Metals Division were included commencing July 2, 1996, the effective date of the acquisition of the Light Metals Division. Of the total cost of goods sold attributable to the Light Metals Division, cost of goods sold related to the aftermarket wheel products accounted for $16,701,000 and cost of goods sold related to the cast aluminum products, including compressor housings and manifolds, accounted for $15,074,000.

    Cost of goods sold as a percentage of net sales was 83% and 87% for the 1997 Fiscal Year and the 1996 Fiscal Year, respectively.

    Gross profit for the 1997 Fiscal Year increased to $6,839,000 from $1,843,000 for the 1996 Fiscal Year, an increase of $4,996,000, or 271%.
Gross profit for these years also was attributable solely to the Light Metals Division. Of the gross profit attributable to the Light Metals Division, sales of aftermarket wheel products accounted for gross profits of $3,990,000 and sales of cast aluminum products, including compressor housings and manifolds, accounted for a gross profit of $3,400,000.

    Research and development costs increased to $6,609,000 in the 1997 Fiscal Year from $3,622,000 in the 1996 Fiscal Year, an increase of $2,987,000, or 83%. This increase was primarily attributable to finalizing the Turbopac-TM-1500 and 2500 models, final testing of the Turbopac-TM- 2500 model, on-going development of the Dynacharger-TM- product and preparing for full scale commercial production of the Turbopac-TM- 1500 model. Research and development costs also included the operation of the Company's quality control laboratory at Turbodyne Systems. Based on the Company's historical expenditures related to research and development and its current development goals, the Company anticipates for the foreseeable future, research and development expenses will continue to be significant.

    Selling, general and administrative expenses increased to $12,373,000 for the 1997 Fiscal Year from $4,159,000 in the 1996 Fiscal Year, an increase of $8,214,000, or 197%. The increase in operating expenses was largely due to the addition of the operating expenses associated with the Light Metals Division as well as additional expenses relating to increased product development efforts, including expenses associated with overseas travel in conjunction with the Company's pursuit of strategic relationships and the designation of its Common Stock on the Easdaq Market. See "Business--Engine Technology Division--Marketing Efforts and Joint Venture Relationships." Also, the Company incurred additional expenses associated with start-up costs related to the Navistar machining work, increased training for the new labor force hired and more than expected scrapping and recasting of new product lines to obtain the necessary quality levels.

    Other income and expense consists primarily of interest expense on bank operating lines of credit and equipment finance contracts.

    The Company recorded a net loss of $13,185,000 in the 1997 Fiscal Year and a net loss of $5,563,000 in the 1996 Fiscal Year for the reasons set forth above.

    YEAR ENDED DECEMBER 31, 1996 AND 1995

    Net sales for the 1996 Fiscal Year increased to $13,994,000 from nil in all prior years. These sales are attributable solely to the sales recorded by the Light Metals Division for the period from July 2, 1996 to December 31, 1996. Cost of goods sold increased to $12,101,000 from nil in all prior years and also was solely attributable to the cost of goods sold reported by the Lights Metals Division for the period from July 2, 1996 to December 31, 1996.

    The Company recorded a gross profit of $1,893,000 which also was attributable solely to the Light Metals Division. Of the total sales attributable to the Light Metals Division sales of aftermarket wheel products accounted for sales of $7,188,000 and sales of cast aluminum products, including compressor housings and manifolds, accounted for sales of $6,806,000. Of the gross profit attributable to the Light Metals Division, sales of aftermarket wheel products accounted for gross profits of $960,000 and sales of cast aluminum products, including compressor housings and manifolds, accounted for a gross profit of $933,000. Increased labor costs resulted from the Light Metals Division's increased production of cast aluminum products in order to meet deliveries required under contracts. Revenues from this production are not realized until such time as the product is delivered under the contract.

    Research and development costs increased to $3,622,000 in fiscal 1996 from $1,421,000 in fiscal 1995, an increase of $2,201,000, or 155%. This increase was attributable solely to product development costs incurred by Turbodyne Systems and primarily to the finalization of development of the Turbopac-TM- 1500 model and preparing for its full scale commercial production and ongoing development of the Turbopac-TM- 2500 model and the Dynacharger-TM- product. Product development costs included establishing a quality control laboratory at Turbodyne Systems, designing an electronic controller unit for the Turbopac-TM- products and continuing development and evaluation of the Turbopac-TM- and Dynacharger-TM- products. Project staff salaries increased as a result of the establishment of an electronic engineering department for Turbodyne Systems and the continued hiring of technical staff for development of the Turbopac-TM- and Dynacharger-TM-products.

    Selling, general and administrative expenses for fiscal 1996 increased to $4,159,000 from $1,182,000 in fiscal 1995, an increase of $2,977,000 or 252%.
This increase is primarily attributable to the consolidation of operating expenses, including salaries, for the Light Metals Division for the period
from July 2, 1996 to December 31, 1996.   In addition, in 1996, Turbodyne
Systems increased salaries payable to several of its vice-presidents.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's balance sheet has strengthened from December 31, 1997 to June 30, 1998. Cash on hand has increased by $10.2 million to $11.1 million. Total current assets have increased by $13.5 million or 77.6% to $30.9 million, while total assets of the Company have increased by $14.9 million or
30% to $64.6 million.   Current liabilities have remained flat at $8.9
million resulting in a very strong Current Ratio of 3.48 compared to 1.96 on December 31, 1997. Both the debt to equity and debt to assets ratios improved from 61% to 51% and from 38% to 33.9%, respectively. Total shareholders' equity increased by $11.9 million or 38.5% to $42.7 million.

    The Company's operations have been financed principally through a combination of private and public sales of equity and debt securities, borrowings under a bank credit facility, exercise of outstanding options and warrants and cash flows from the operations of the Light Metals Division. At June 30, 1998, the principal source of liquidity for the Company was $11,127,000 of cash as compared to $949,000 at December 31, 1997.

    Cash used in operating activities for the six months ended June 30, 1998 and 1997, was $8,415,000 and $6,791,000, respectively, primarily as a result of net losses from operations and the finance of the increase in accounts receivable and inventory.

    Cash used in investing activities for the six months ended June 30, 1998, and 1997, was $3,042,000 and $3,113,000, respectively, resulting primarily from the purchase of property and equipment.

    Cash provided by financing activities for the six months ended June 30, 1998 and 1997 was $21,961,000 and $7,552,000, respectively, resulting primarily from the sale of equity and convertible debt securities, exercise of outstanding options and warrants as well as bank borrowings.

    The Company believes that funds generated from the Light Metals Division, existing working capital, and its existing financing activities will be sufficient to satisfy its anticipated operating requirements for at least the next twelve months.

YEAR 2000

    Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company has commenced a review of the possible effect of the Year 2000 problem on the computer and other systems used by the Company. As part of this program, the Company will be contacting each of the vendors it uses and requesting that each vendor certify to the Company that it is Year 2000 complaint, or is taking action to ensure that its products or services will be Year 2000 complaint before January 1, 2000. The Company expects to complete this vendor review process in the second quarter of 1999. To date, the Company has not identified any internal systems that present a material risk of not being Year 2000 ready, or for which a suitable alternative cannot be implemented. Based on the results of its internal and external review to date, which in large part solely addresses the readiness of the Company's computer systems, the Company does not believe that any significant financial expenditure or investments will be required by the Company to conduct its business from January 1, 2000 forward. There can be no assurance, however, that there will not be delay in, or increased costs associated with the implementation of any alternatives, and the inability to implement such changes could have an adverse effect on future results of operations. Moreover, the Company's vendors may indicate that they anticipate problems associated with Year 2000 issues which, in turn, may adversely affect the Company's operations and profitability.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 did not have a material impact on the Company's financial reporting.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and selected information in the notes thereto. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the year of adoption, but comparative information is required in the second year of application. The Company believes that the adoption of SFAS No. 131 will not have a material impact on the Company's financial reporting.

    In 1998, the FASB issued Statement of Financial Statements No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. The Company believes that the adoption of SFAS No. 133 will not have a material impact on the Company's financial reporting.

    In 1998, the AICPA issued Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." The Company believes that the adoption of SOP 98-1 will not have a material impact on the Company's financial reporting.

                            BUSINESS OF THE COMPANY

GENERAL

    Turbodyne Technologies Inc. (the "Company" or "Turbodyne"), a Delaware corporation, engineers, develops, manufactures and markets proprietary products designed to enhance performance and reduce emissions of internal combustion engines (the "Engine Technology Division") and manufactures aluminum cast automotive products, including engine components and speciality wheels (the "Light Metals Division"). The Company has developed a patented technology (the "Turbodyne Technology") designed to optimize air flow to internal combustion engines resulting in efficient fuel combustion in both diesel and gasoline engines. The Company has incorporated the Turbodyne Technology into its two primary products: the Turbopac-TM- and the Dynacharger-TM- (collectively, the "Turbodyne Products").

    In addition to enhancing engine performance of internal combustion engines, the Turbodyne Technology has proved to reduce the production, and the emission, of harmful pollutants. On April 7, 1998, the United States Environmental Protection Agency certified the Detroit Diesel Corporation emission upgrade kit, which incorporates the Turbodyne Technology through the use of a Turbopac-TM-, as an acceptable solution to reduce emissions of diesel buses under the EPA's Urban Bus Retrofit/Rebuild Program. The Company and Detroit Diesel Corporation, a major global diesel engine producer with a world wide marketing and distribution network, have entered into the Company's first commercial contract, and the Company received its first purchase order, for the production of the Turbopac product.

    The Company also is an established manufacturer of precision aluminum cast and machined products primarily for the automotive industry. Through a wholly owned subsidiary, the Company manufactures several critical engine components and assemblies including intake manifolds, oil pans, rocket arm covers, turbocharger and compressor housings for OEMs in the automotive industry and aluminum wheels for the automotive aftermarket. The Company also manufactures all of the engineered aluminum components for the Turbodyne Products.

CORPORATE STRUCTURE

    The Company was incorporated under the COMPANY ACT (British Columbia) on May 18, 1983, under the name "Dundee Resources Corp." by registration of its Memorandum and Articles. The name of the Company was changed from "Dundee Resources Corp." to "Clear View Ventures Inc." on January 20, 1993 and from "Clear View Ventures Inc." to "Turbodyne Technologies Inc." on April 28,
1994. Effective December 3, 1996, the Company continued from British Columbia to the Canadian federal jurisdiction under the CANADA BUSINESS CORPORATIONS ACT. On July 24, 1998, the Company continued into the State of Delaware under
Section 388 of the Delaware General Corporation Law.   See "-- Domestication."

    The address of the principal corporate office of the Company is 21700 Oxnard Street, Suite 1550, Woodland Hills, California, 91367.

    The Company conducts the business of the Engine Technology Division through its wholly owned subsidiary Turbodyne Systems, Inc., a Nevada corporation ("Turbodyne Systems") and conducts the business of the Light Metals Division through its wholly owned subsidiary Pacific Baja Light Metals Corp. ("Pacific Baja"), a Wyoming corporation, and through the subsidiaries of Pacific Baja.

DOMESTICATION

    Effective July 24, 1998, Turbodyne Technologies Inc., a Canadian federal corporation, domesticated into the State of Delaware and, accordingly, the Company is subject to the rules and regulations of that State. The Company files reports, proxy statements and other materials with the Securities and Exchange Commission under its rules and regulations applicable to domestic issuers.

    The Company continues to be deemed to be a reporting issuer under the securities legislation applicable in each of the Canadian Provinces of British Columbia, Manitoba and Ontario. The Company's status as a reporting issuer in each of these provinces is not affected by the domestication of the Company to the State of Delaware. The Company is required to continue to comply with the obligations imposed by this securities legislation as a reporting issuer in each province. These obligations include the requirement to make filings of the Company's financial statements, proxy circulars, shareholder information, material change reports and United States Securities and Exchange Commission filings with the securities commissions of the Provinces of British Columbia, Manitoba and Ontario, all in accordance with the requirements of the applicable securities legislation.

ENGINE TECHNOLOGY DIVISION

    Turbodyne Systems develops products to enhance performance and reduce emissions of internal combustion engines. The Turbodyne Technology is designed to optimize air flow to internal combustion engines resulting in efficient fuel combustion in both diesel and gasoline engines.

    Turbodyne Systems was acquired by the Company pursuant to an agreement between the Company and Edward M. Halimi, the Chairman of the Board of Directors, dated July 15, 1993, as amended. The Company issued 1,000,000 shares of Common Stock to Mr. Halimi in consideration for all of the issued and outstanding shares of Turbodyne Systems, which served as reimbursement to Mr. Halimi for costs incurred to date to develop the Turbodyne Technology, as well as 3,250,000 additional shares of Common Stock of the Company held in escrow which may be released based on the Company's cash flow. The initial form of the Turbodyne Technology was developed by Mr. Halimi prior to the acquisition of Turbodyne Systems by the Company.

THE TURBODYNE TECHNOLOGY

    The Turbodyne Technology is an advanced airflow management technology developed to improve the performance of internal combustion engines by increasing airflow to the cylinders. Optimized airflow, combined with efficient fuel flow, results in more efficient combustion in the cylinders which, in turn, results in increased engine power, faster acceleration and reduced harmful engine emissions.

    In order for efficient combustion to take place in an internal combustion engine, both air and fuel must be present within each individual cylinder at precisely the correct ratio for the specific condition of load and speed. While engineers attempt to design engines to ensure optimal combustion, variations in the air to fuel ratio persist resulting in intervals of inefficient combustion especially during rapid acceleration or deceleration and on cold start up. These variations result in inconsistent engine power, fuel wastage and emissions.

    The two principal products in the marketplace designed to solve this problem are superchargers and turbochargers. A supercharger is essentially an air compressor, which is mechanically driven by the engine and supplies increased airflow to the engine. Although superchargers solve most of the air to fuel ratio problems they are incapable of providing optimum airflow for the wide range of engine speeds and loads within which engines must operate. Moreover, superchargers are expensive, deplete engine power and increase fuel consumption. Turbochargers perform a similar function as superchargers by delivering increased airflow to the cylinders. Unlike superchargers, however, turbochargers are driven through the flow of exhaust gases exiting the engine cylinders. Although turbochargers solve many of the efficiency and fuel consumption problems associated with superchargers they do not work efficiently except at relatively high engine speeds and loads. This results in the phenomenon known as turbo lag. Turbo lag occurs during the period from initial acceleration to the time when the turbine blades rotate at relatively high speeds (30,000 + RPM). The inefficient operation of the engine during the turbo lag period presents safety problems due to lurches in the acceleration phase of the driving cycle, increases fuel consumption and maintenance problems and causes an increase in emissions due to the incorrect air to fuel ratio. Although turbochargers provide adequate airflow during peak operating periods, they actually exacerbate the problems during the turbo lag period.

    The Turbodyne Technology incorporates a three phase alternating current permanent magnetic brushless electric motor and an electronic power converter that changes the automotive D.C. power into three phase alternating power. The Turbodyne Technology also includes a microprocessor controller managed feedback circuit to control the speed and power that the motor provides to the given compressor based upon the algorithm provided by the engine manufacturer and the sensors incorporated into the engine system.

    The Turbodyne Technology can be applied as a stand alone electronic supercharger (the Turbopac-TM-) or integrated into an existing turbocharger design (the Dynacharger-TM-) as a performance enhancement module.

PRODUCTS

    TURBOPAC-TM-

    The Turbopac-TM- product employs a high speed, electronically controlled permanent, magnetic, brushless electric motor which runs continuously once the engine has started, providing increased airflow to optimize the air to fuel ratio. The

Turbopac-TM- essentially serves as an electronic supercharger. The Company believes that one of the most significant aspects of the Turbopac-TM- is that it allows the Company to target much larger international markets because of its application to both turbocharged and non-turbocharged engines, compared to the Dynacharger which is applicable solely to turbocharged engines.

    The four separate Turbopac-TM- models under various stages of design and production and which may be installed on either turbocharged or non-turbocharged engines are as follows:

    (1) the Turbopac-TM- 1200 model for non-turbocharged two stroke or four stroke gasoline engines installed in motorcycles, water-ski jets and snowmobiles;

    (2) the Turbopac-TM- 1500 model for cars, performance vehicles and light trucks with turbocharged or non-turbocharged gasoline or diesel engines and with displacements up to 3.5 liters;

    (3) the Turbopac-TM- 2200 model for cars, performance vehicles and light trucks with either turbocharged or non-turbocharged gasoline or diesel engines with displacements greater than 3.5 liters; and

    (4) the Turbopac-TM- 2500 model for heavy duty trucks and buses for either turbocharged or non-turbocharged diesel engines.

    DYNACHARGER-TM-

    The Dynacharger-TM- is Turbodyne Systems's newest product. It essentially is the Turbopac-TM- motor module incorporated into a turbocharger. The Dynacharger-TM- was developed primarily as a result of feedback from evaluations conducted by potential customers who indicated that they would prefer to see the Turbodyne Technology built into a turbocharger rather than provided by an additional external component. The Dynacharger-TM- can be interchangeable with an original equipment turbocharger, thus making it appropriate for sale to both the OEM market and the aftermarket. Turbochargers incorporating the Dynacharger-TM- products can be installed on both turbocharged and non-turbocharged diesel and gasoline engines.

    Turbodyne Systems also has commenced design of a variation to the Dynacharger-TM- described as a Motor-Assisted Variable Geometry Turbocharging System ("Motorassist"). The Motorassist is a Dynacharger-TM- with a valve system to concentrate exhaust gases resulting in faster turbine acceleration. The Company anticipates that design of the Motorassist will be complete and development for testing purposes will commence in the fourth fiscal quarter of 1998.

STATUS OF PRODUCT DEVELOPMENT

    The Company has commenced commercial production of the Turbopac-TM- 1500 model at its facility in Carpinteria, California. The Company completed final design of the Turbopac-TM- 2500 model and following execution of its sales and marketing agreement with Detroit Diesel Corporation ("Detroit Diesel"), see "--Marketing Efforts and Joint Venture Relationships" below, commenced commercial production at its facility in Carpinteria, California. Pacific Baja produces housings for Turbodyne Systems' prototype products which are then assembled at the Carpinteria facility. Pacific Baja has commenced commercial production of the housings for each of the Turbopac-TM-1500 and 2500 models.

    The Company has completed final design and commenced limited commercial production of each of the Turbopac-TM- 1200 and 2200 models for testing purposes.

    Turbodyne Systems expects to complete specification and design for the Dynacharger-TM- product by the end of the third fiscal quarter of 1998. Production of the Dynacharger-TM- is contingent on the formation of strategic relationships with manufacturers of turbochargers. The Company is pursuing the development of these relationships and does not expect to commence production of the Dynacharger-TM- until these relationships are in place. No assurance can be given that these relationships will be formed, that the Dynacharger-TM- will be produced and if produced that it will be commercially successful. See "Risk Factors--Product Development."

    Turbodyne Systems' limited production to date has served to meet the requirements of Detroit Diesel, limited aftermarket European passenger car market as well as other potential customers and testing agencies retained by the Company undertaking evaluations of the Turbodyne Products. These evaluations primarily are for the purpose of allowing potential customers to determine the suitability and performance of the products for their applications with the goal of obtaining purchase orders. To date, Turbodyne Systems has had no significant sales of its products.

    At June 30, 1998, Turbodyne Systems had spent approximately $16,259,000 developing the Turbodyne System, and the Turbopac-TM- and Dynacharger-TM- products. Management anticipates that it will continue to expend significant amounts in connection with research and development efforts in order to bring all Turbopac-TM- models and the Dynacharger-TM-product into full scale commercial production. See "Risk Factors--Product Development."

MARKETING EFFORTS AND JOINT VENTURE RELATIONSHIPS

    TURBOPAC-TM- PRODUCTS

    The Company markets the Turbopac-TM- products in both the OEM sector and the aftermarket installation sector. In the fourth fiscal quarter of 1997, pursuant to an arrangement with Detroit Diesel Corporation and in accordance with the United States Environmental Protection Agency Urban Bus Program (the "U.S. EPA Urban Bus Program"), the Company's Turbopac-TM- 2500 models were installed on city buses in Toledo, Ohio, Riverside, California and Milwaukee, Wisconsin. Following the successful installation of these Turbopac-TM-products, Milwaukee Transit requested and received from the United States Environmental Protection Agency (the "EPA") approval to equip ten additional buses with the Turbopac-TM- 2500 model. In April 1998, the EPA certified the Detroit Diesel Corporation emission upgrade kit, which includes the Turbopac-TM- 2500 model, under the Urban Bus Retrofit/Rebuild Program. Following approval by the EPA, in April 1998, the Company entered into a five year sales and marketing agreement with Detroit Diesel pursuant to which Detroit Diesel will exclusively market the Turbopac-TM- product as part of its mechanical engine rebuild kit for the EPA Urban Bus Program. In June 1998, pursuant to the terms of the Agreement, the Company delivered the initial stocking order consisting of 100 Turbopacs-TM- to Detroit Diesel. The Company established a goal to have the Turbopac-TM- product installed on approximately 2600 buses by the end of fiscal 1998. However, due to delays in orders by Detroit Diesel Corporation under the Agreement and to the longer than expected time periods relating to purchase decisions by many bus properties that had indicated a strong interest in purchasing the Turbopac-TM- 2500 models once certified by the EPA, the Company has modified its goal to 1500 buses.

    The Company has entered into an agreement in principle with Kuhnle, Kopp and Kausche AG ("3K"), dated April 11, 1997, for the design, development and manufacture of a prototype line of turbochargers incorporating the Turbodyne Technology and manufactured by 3K. It is anticipated that the prototype turbochargers will be developed for 3K's major customers in the European automotive market. 3K is the largest manufacturer of turbochargers in Germany.

    The agreement in principle contemplates the formation of a joint venture pursuant to which the Company will grant to the joint venture an exclusive license of the Turbodyne Technology for the design, manufacture and sale of motor-driven turbochargers in Europe for auto and truck manufacturers and such other territories as the parties may agree. 3K will have overall responsibility for marketing and sales of the joint venture products through 3K's established distributor and dealer network. The Company will not receive any royalty from its license to the joint venture and will participate in joint venture profits to be shared pursuant to a formula based on cost contributions. The agreement in principle also provides 3K with the option to continue to use any technology licensed to the joint venture for a period of three years after termination of the joint venture relationship, in consideration for the payment of a royalty in an amount to be agreed upon by the parties.

    There is no assurance that the agreement in principal between the Company and 3K will result in the execution of a joint venture agreement between the Company and 3K. In addition, there is no assurance that a joint venture between the Company and 3K would achieve sales of the turbocharger incorporating the Turbodyne Technology or that the Company would ever realize any profits from the joint venture. See "Risk Factors--Long Testing Periods."

    The Company currently is involved in several additional testing programs which the Company hopes will result in additional strategic relationships.
In the first quarter of fiscal 1998, Turbopacs-TM- were installed on six transit buses in Sao Paulo and Curtiba, Brazil and to date, have exceeded all of the air quality and fuel economy objectives pursuant to that program by as much as 100%. The Company also entered into an agreement with Ralphs Grocery Company pursuant to which Turbopac low-emission systems have been installed on representative engines of Ralphs Grocery Company's truck fleet.

    The Company also provides each Turbopac-TM- product to OEMs, including Navistar, AlliedSignal, Volkswagen and MAN, for testing to demonstrate the superior performance and marketability of the Turbopac-TM- products to these manufacturers. These evaluation programs typically are long-term and, accordingly, the Company does not anticipate additional contracts with OEMs for its Turbopac-TM- products in the near term. The Company hopes to enter into joint venture manufacturing agreements similar to that with Detroit Diesel with other OEMs who agree to purchase the Turbopac-TM- products.

    DYNACHARGER-TM- PRODUCT

    The Company intends to pursue evaluation programs with OEMs upon final design of the Dynacharger-TM- product. As with the Turbopac-TM- products, the Company intends to secure OEM supply contracts pursuant to which the Dynacharger-TM- products will be incorporated directly into OEM products as performance enhancement modules. See "Risk Factors--Product Development."

    GEOGRAPHICAL MARKET

    Initially, the Company is targeting the aftermarkets in North America, South America and Europe, as well as, OEMs in the United States and Europe involved in automobile and truck and related parts manufacture. The ultimate consumers of these products may be located worldwide.

COMPETITION

    While the Company believes there are no products directly competitive to the Turbodyne Products, competition to the Turbodyne Technology exists from competing technologies marketed by companies who may have more resources and who may be better financed than the Company. In addition, there is no assurance that new competitors will not attempt to enter the industry.

    Competition for the Turbopac-TM- products is expected from improvements and refinements to conventional internal combustion engines which may result in increased fuel efficiency and decreased emissions. The cost of incorporating these improvements and refinements into existing internal combustion engines may be less than the cost of installing a Turbopac-TM-product. In addition, OEMs and consumers may more readily accept improvements and modifications to existing technology than a new technology.

    Competition for the Dynacharger-TM- products is expected from improvements and refinements to existing turbocharger technology which may be less expensive than turbochargers incorporating the Dynacharger-TM- products. In addition, OEMs and consumers may be more willing to accept improvements and refinements to existing turbocharger technology than turbochargers installed with the Dynacharger-TM- product.

    Both the Turbopac-TM- and Dynacharger-TM- products may realize competition from existing products manufactured by OEMs who do not incorporate Turbodyne Products into their final products. A relatively small number of OEMs have a significant share of the automotive market and accordingly an OEM's determination not to incorporate the Turbodyne Products into its product lines could pose a significant barrier to entry to the Company. See "Risk Factors--Competition."

IMPACT OF GOVERNMENT REGULATION

    As pollution standards increase, the automotive market is expected to increase its demand for technical improvements to existing internal combustion engine technology in order to meet these standards. Accordingly, an imposition of increased pollution standards by government regulatory agencies is expected to cause an increase in demand for the Turbodyne Products, assuming these products have been commercially developed and accepted.

    In the United States, emissions standards for diesel engines are imposed by the US Environmental Protection Agency (the "EPA") and by other regulatory agencies such as the California Air Resources Board ("CARB"). In April 1998, the Company received certification by the EPA for the Detroit Diesel emission reduction kit, which includes the Turbopac-TM- 2500 model, under the Urban Bus Retrofit/Rebuild Program. There can be no assurance that the government will not increase emission standards to a level that the Turbodyne Products currently do not satisfy, in which event, the Company may be required to expend significant amounts to develop and incorporate the technology necessary to meet these standards. Any such expenditure and any delays in product development or sales as a result of more stringent emission standards could have a material adverse effect on the results of operations of the Company. See "Risk Factors--Product Development."

PROPRIETARY PROTECTION OF PRODUCTS

     As of August 31, 1998, the Company owns nine patents and has 19 patent applications pending with the U.S. Patent Office. The Company's patents and patent applications encompass the construction of the Turbopac and Dynacharger products, as well as, a variety of new turbocharging and supercharging systems designed to enhance the performance of existing engines through retrofitting and to enable OEM manufacturers to obtain improved performance from new equipment.

     Turbodyne Systems has made additional patent applications with respect to its technology and for recognition of each of the patent applications for the Turbopac-TM- and Dynacharger-TM- products with each country that is a party to the PCT in order to secure international patent protection of the Turbodyne Technology.

     Turbodyne Systems' policy is to diligently defend any infringement of its patents. To date, Turbodyne Systems has not encountered any challenges and is not aware of any potential challenges to its patents. Turbodyne Systems has not established a fund for defense of its patents but may do so if significant sales of its products are achieved. See "Risk Factors--Proprietary Protection."

     Turbodyne Systems also requires all employees, consultants and persons or companies involved in the testing of Turbodyne Systems' products to execute confidentiality agreements and to agree to keep confidential all proprietary information with respect to Turbodyne Systems' products.

DEVELOPMENT COSTS TO DATE

     Since the acquisition of the Turbodyne Technology, Turbodyne Systems primarily has engaged in the research and development of products that incorporate the Turbodyne Technology. The Company concentrates the business of Turbodyne Systems exclusively on research and development of products incorporating the Turbodyne Technology. Turbodyne Systems intends to engage in research and development of additional products incorporating the Turbodyne Technology. The research and development costs incurred during the six months ended June 30, 1998 and for the fiscal years ended December 31, 1997, 1996 and 1995 were $3,125,000, $6,609,000, $3,622,000 and $1,421,000, respectively.

LIGHT METALS DIVISION

     Pacific Baja is an established manufacturer of aluminum cast products primarily for the automotive industry. Pacific Baja manufactures turbocharger and compressor housings for OEMs in the automotive industry and aluminum wheels for the automotive aftermarket. Pacific Baja also manufactures, on a contract basis, the housings for the Turbodyne products manufactured by Turbodyne Systems.

     The Company acquired Pacific Baja effective July 2, 1996 pursuant to an acquisition agreement between the Company, Pacific Baja Holding, Inc. ("Pacific Baja Holding") and the principal shareholders of Pacific Baja Holding (the "Acquisition Agreement"). The Company acquired all of the issued and outstanding shares of Pacific Baja Holding for total consideration consisting of a cash payment of $12,000,670 and the issuance of 3,076,923 shares of common stock of the Company.

     The principal purpose of the Pacific Baja acquisition was to form an alliance with a manufacturer with a proven track record of volume manufacturing of quality auto parts, particularly in the turbocharger field. The Turbodyne Products are comprised of precision automotive parts, including cast aluminum components manufactured by Pacific Baja. Through the acquisition of Pacific Baja, the Company acquired a proven manufacturer for the Turbodyne Products. In addition, the acquisition brought to the Company personnel experienced in manufacturing and who have contacts with turbocharger manufacturers and potential customers for the Turbodyne Products.

PRODUCTS

     Pacific Baja manufactures and markets permanent mold and sand aluminum castings, both machined and raw, for the automotive aftermarket as well as automotive and industrial OEMs. Pacific Baja has three operating units:
Optima Wheel, Baja Pacific and Baja Oriente.

     CUSTOM WHEELS

     Pacific Baja, through its Optima Wheel operating unit, manufactures and markets styled aluminum road wheels for the automotive aftermarket. Products consist of one-piece aluminum wheels for passenger cars, light trucks, and motorcycles, as well as two-piece (steel outer, aluminum center) wheels for the passenger car replacement wheel market. Sixty percent of Pacific Baja's custom wheel sales are private label brands produced for other wheel manufacturers and distributors with the remaining forty percent marketed under the 'Optima Wheels' brand name to approximately 25 wholesale
distributors located throughout the United States.   Optima Wheel is not a
dominant aftermarket supplier of aluminum custom wheels and has determined on a going forward basis not to expend significant efforts in connection with marketing and sales of its custom wheels. In recent years, sales of aftermarket wheel products have declined and management expects that revenues from these products will continue to decline as existing and new companies obtain additional market share. Management intends to minimize the risk of revenue loss to the Company by focusing its efforts to increase revenues in the non-wheel, industrial products areas. See "Risk Factors--Decline in Sales of After-Market Wheel Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Six Months Ended June 30, 1998 and 1997."

     NON-WHEEL ALUMINUM COMPONENTS

     Pacific Baja, through its Baja Pacific operating unit, manufactures short-run sand and permanent mold aluminum castings for automotive, aerospace, and other industrial applications. Products manufactured include turbine fan blades for maritime vessels, rotors for fan blades, and short production runs for existing customers.

     Pacific Baja, through Baja Oriente's facility located in Ensenada, Baja California, Mexico, casts and machines permanent mold aluminum parts. Baja Oriente is incorporated under Mexican law and is 100% beneficially owned by Pacific Baja. Ownership of Baja Oriente by its U.S. parent is permitted under an exemption to Mexican foreign investment law for "maquiladora" ventures. Baja Oriente operates as a maquiladora pursuant to a maquiladora license granted by the Mexican Ministry of Commerce. As a maquiladora, Baja Oriente is able to import raw material from the U.S. and export final products to Pacific Baja in the U.S. without being subject to import and export duties levied under Mexican Federal Customs law. Baja Oriente purchases raw materials and receives payment for its products in U.S. currency and accordingly is protected against fluctuations in the exchange rate of the Mexican peso in respect of its purchases of raw materials.

NEW PRODUCT DEVELOPMENT

     Pacific Baja develops new products in order to respond to customer requests and to diversify its product lines. Pacific Baja's engineering team has on-site design and development capabilities that enable it to design products utilizing computer aided design and computer aided manufacturing (CAD/CAM) drawings. Pacific Baja's new product development activities among its various product lines are as follows:

     CUSTOM WHEELS

     Pacific Baja does not design new and unproven custom aluminum road wheels. Pacific Baja solicits market information from its customers and attends auto shows to determine which styles are popular, and uses its CAD/CAM system to make new molds and manufacture those wheels. Pacific Baja typically manufactures approximately ten new wheel products annually. However based on many factors, including but not limited to, technological developments and customer demands, Pacific Baja may change the number of new wheels produced annually.

     NON-WHEEL ALUMINUM COMPONENTS

     Pacific Baja has implemented a strategy to develop relationships with OEMs in addition to AlliedSignal and Navistar (see "-- Material Supply Agreements" immediately below) in the automotive industry to provide new non-wheel aluminum components as a means to expand its product line. New products developed by Pacific Baja start as short-run prototypes. Once these products are accepted by the OEM, production begins at a higher volume.

     There can be no assurance that Pacific Baja will be successful in establishing relationships with additional OEMs or if established that Pacific Baja will develop new products or that any new products developed will be commercially accepted or profitable to Pacific Baja. See "Risk Factors--Technological Change" and "Risk Factors--Customer Preferences."

MATERIAL SUPPLY AGREEMENTS

     Baja Oriente casts and machines permanent mold aluminum parts for the Garrett division of AlliedSignal Automotive, Inc. ("AlliedSignal"), which manufactures turbo-charging systems for Class 8 trucks. Pursuant to its agreement with AlliedSignal, Pacific Baja is the sole source to AlliedSignal for air-to-air heat exchange manifolds and is one of two aluminum foundries manufacturing compressor housings, pedestals, and other aluminum components for AlliedSignal. Pacific Baja manufactures a ready-to-assemble product for AlliedSignal that is shipped directly to its plant in Mexicali, Mexico. The supply agreement between AlliedSignal and Pacific Baja commenced on January 1, 1994 for an initial three year term. Pursuant to a letter agreement, Pacific Baja and AlliedSignal extended the supply agreement for an additional three year term commencing on January 1, 1997 and expiring on December 31, 1999.

     Effective September 1, 1997, the Company entered into a Supply Agreement with Navistar International Transportation Corp. ("Navistar") for an initial five year term. Pursuant to the terms of the Supply Agreement, Navistar is obligated to purchase from the Company all of its original equipment and service requirements for engine aluminum castings as they exist on the effective date of the contract. The anticipated volume of products to be purchased from the Company were based on Navistar's review of its past usage and projected market forecasts and Navistar is not required to purchase any minimum quantity under the contract. Navistar will negotiate with the Company in good faith with regard to placing new production business with the Company although there is no obligation to do so. During the term of the contract, the Company may not manufacture or sell the products covered by the contract to any other party absent the written consent of Navistar. Management anticipates that the Navistar contract will result in significant revenues and profitability to the Company through fiscal 2002.

MANUFACTURING

     Pacific Baja performs short run foundry and prototype production, manufactures products such as manifolds, compressor housings, and pedestals and manufactures aluminum cast custom wheels at its Ensenada foundries. The Ensenada foundries perform manufacturing activities ranging from casting to heat treating, powder painting, finished machining, and packaging.

     ENSENADA FOUNDRY

     Pacific Baja operates an aluminum permanent mold foundry at Ensenada, Baja California, Mexico, which occupies approximately 120,000 square feet. The Ensenada facility serves as Pacific Baja's primary long run, high volume casting operation, where custom wheels are cast, heat treated, painted, machined to a semi-finished state, and shipped to Pacific Baja's La Mirada facility. The Ensenada facility also houses one of the operating units of Pacific Baja, which manufactures aluminum components under contract for AlliedSignal and Navistar and casts, machines, and ships manifolds directly to AlliedSignal's assembly plant in Mexicali, Mexico and casts, machines and ships compressor housings and pedestals and other components to their Torrance, California facility.

     In December 1997, Pacific Baja purchased manufacturing facilities located in Ensenada, Mexico from Louisiana-Pacific Corporation. These facilities consist of two buildings comprising approximately 130,000 total square feet. The Company has commenced the modernization and relocation of all existing aluminum foundry and machining operations currently in place in its La Mirada, California facility to the new Ensenada facility. During the first six months of 1998, the Company completed Phase I of the relocation which consisted of the relocation and modernization of all wheel machining operations from La Mirada to Ensenada. The Company expects to complete the final phase of the relocation, consisting of the relocation and modernization of the remaining automotive engine components foundry and machining operations by the end of the fourth fiscal quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Six Months Ended June 30, 1998 and 1997" for additional discussion regarding the Company's relocation to the new Ensenada facility. Pacific Baja commenced operations at these new facilities during Phase I of the relocation process in February 1998 and as of June 30, 1998 employs approximately 75 persons at these facilities. All of the Company's Mexican facilities are certified to the QS 9000 quality standard, the most stringent quality standard in the United States automotive industry. The Company believes that the Ensenada Foundry together with the additional manufacturing facilities purchased from Louisiana-Pacific Corporation will provide adequate
space for the Company's manufacturing needs through fiscal 1999.   As of July
21, 1998, Pacific Baja employed approximately 558 persons at its Ensenada facilities with two production shifts and one maintenance shift operating five and one half days a week.

     LA MIRADA FOUNDRY

     Pacific Baja operates a sand and permanent mold 100,000 square foot foundry facility at La Mirada, California. In addition, Pacific Baja's corporate offices and distributing facility are located in the La Mirada building. The La Mirada facility receives semi-finished custom wheels, shipped from the Ensenada foundry, which are finished, packaged, and prepared for shipment to Pacific Baja private label customers and Optima Wheel distributors. The La Mirada facility also facilitates limited short-run and prototype aluminum casting production for customers and serves as Pacific Baja's `feeder' operation for longer run production in Ensenada, Mexico. As of July 21, 1998, Pacific Baja employed approximately 195 persons at its La Mirada facility working two shifts, five days a week. The Company anticipates that the majority of the manufacturing activities currently performed at the La Mirada facility will be transferred to the Ensenada facility during fiscal 1998, which the Company anticipates will result in substantial savings in fiscal 1999 and thereafter.

     Pacific Baja outsources the chrome plating and polishing of its custom wheels due to the presence of hazardous materials associated with this process and the resulting risk of environmental liabilities.

SUPPLIERS

     The raw materials used in Pacific Baja's production of cast aluminum custom wheels for the automotive aftermarket and cast aluminum parts for automotive and industrial OEMs consist primarily of aluminum and sand. Aluminum ingots are purchased from aluminum suppliers such as TST Inc., Vista Corporation and Noranda Corp. and are melted, poured into sand and/or permanent mold castings, heat treated, machined, and finished into the final product. Aluminum purchases are based predominantly on price and typically net 60 day terms. Pacific Baja does not expect any disruption in its ability to obtain aluminum in the foreseeable future. See "Risk Factors--Raw Materials."

     Sand is used in manufacturing the cores that are placed within permanent molds prior to pouring aluminum and is used in sand aluminum castings produced by Pacific Baja. Pacific Baja purchases approximately 90% of its sand from one supplier. However, in the event this supplier is unable to meet the needs of Pacific Baja, the Company does not anticipate any significant additional cost or time delays to procure sand from another party.

     Pacific Baja's facilities in Ensenada, Mexico are supplied with raw materials which are purchased in, and delivered from, the United States. This arrangement is intended to help insulate Pacific Baja from adverse foreign exchange fluctuations.

COMPETITION

     Pacific Baja faces significant competition in both the cast aluminum wheels automotive aftermarket industry and cast aluminum product industry. The barriers to entry to the aluminum foundry business are not prohibitive as capital costs are less than those associated with steel mills in large part because foundry operations incorporate minimal high technology.

     CAST ALUMINUM WHEELS FOR AUTOMOTIVE AFTERMARKET

     Pacific Baja faces competition in the United States from approximately 85 wheel companies of which approximately one-third have manufacturing capability. In addition, the Company faces competition from OEMs, many of whom provide custom wheels on production cars. Pacific Baja limits its sales of aftermarket wheels primarily to the North American automotive market. While the Company believes there are competitors with significant market share, to the Company's knowledge, there is no one company with over 20% share in this market.

     CAST ALUMINUM PRODUCTS FOR OEMS

     The sales of the cast aluminum products to OEMs by Pacific Baja
currently is limited to OEMs operating within the United States.   Pacific
Baja faces competition in the cast aluminum product manufacturing industry from a large number of competitors which have greater revenues and financial resources than Pacific Baja. Barriers to entry for the cast aluminum product industry for automotive and industrial OEMs are significantly higher than the barriers to entry for cast aluminum wheels as OEMs impose high standards of quality control. The Company's Mexican manufacturing facilities provide Pacific Baja with a cost advantage over competitors with operations in the United States.

PROPERTIES

     The principal United States corporate office of the Company is located in leased premises at 21700 Oxnard Street, Suite 1550, Woodland Hills, California 91367. The office is approximately 5,400 square feet. The term of the lease expires on August 31, 2002. The Company's monthly rent for the first two and one half years of the lease term is approximately $10,000 and increases to approximately $11,000 for the duration of the lease term.

     The Company leases office space located at Suite 510, 1090 West Pender Street, Vancouver, British Columbia, which space, prior to the Company's domestication, served as its principal corporate offices. The office is approximately 2,000 square feet and is leased for a three-year term commencing June 1, 1997. The Company's annual rent is Cdn. $30,212. See "Certain Transactions with Directors and Executive Officers." The Company intends to sublease this office.

     Turbodyne Systems' production and assembly facilities are located in leased premises at 6155 Carpinteria Avenue, Carpinteria, California 93013.
 The facilities are approximately 28,000 square feet on 3.17 acres of land and are subleased on a month to month basis from American Appliance Inc., a private company controlled by Mr. Halimi. The term of the lease between American Appliance Inc. and its landlord expires on January 30, 2005. The Company's monthly rent is $16,850 plus operating costs, including taxes, insurance and utilities. See "Certain Transactions with Directors and Executive Officers."

     Pacific Baja's La Mirada facility is located in leased premises at 15300 Valley View Avenue, La Mirada, California 90638. The facility is approximately 95,000 square feet. The facility is leased from New England Mutual Life Insurance Company for a 75 month term expiring March 31, 2001. The rent payable by Pacific Baja is approximately $24,000 per month, inclusive of taxes and operating expenses.

     One of Pacific Baja's Mexican manufacturing facilities is located in leased premises at #700 Miramar Y Calle, 18 Ensenada, Baja California, Mexico. The facility is approximately 120,000 square feet and is leased from Baja Pacific Properties, an affiliate of the Company, for a ten year term expiring September 5, 2005. The monthly rent is $15,000, inclusive of taxes and operating expenses, and increases 5% per annum during each subsequent year of the lease. See "Certain Transactions with Directors and Executive Officers."

     The Company's other Mexican manufacturing facility is located at KM
100.5 Carretera Tinana - Ensenada, El Sauzel De Rodriguez, 22760 Ensenada, B.C., Mexico and consists of two buildings comprising approximately 130,000 total square feet. The Company purchased these facilities in December 1997.

LEGAL PROCEEDINGS

     The Company is a party to an action commenced in the Supreme Court of British Columbia on October 2, 1996 by Brad Holt seeking specific performance and/or damages for breach of an alleged agreement by the Company to grant to Mr. Holt options to purchase an aggregate of 650,000 shares of Common Stock of the Company at prices varying from Cdn. $3.50 per share to Cdn. $7.50 per share. The Company has filed a defense denying the existence of the agreement and, in the alternative, alleging that the agreement was replaced by a subsequent agreement granting Mr. Holt options to purchase 100,000 shares of the Common Stock of the Company at a price of Cdn. $2.00 per share.

     The Company is a party to an action filed in December 1997 in the Santa Barbara Superior Court by Leigh Walker-Pena against Vincent Scalice and the Company. The complaint alleges, as against the Company, that officers and directors of the Company told plaintiffs that the Company's stock was going to be listed on Nasdaq, that the price of the stock would increase substantially and that these statements were false and misleading and constituted intentional or negligent misrepresentations. The Company answered the complaint, has denied all of the claims and has asserted affirmative defenses.

     Grand Technologies, Inc., Douglas Harry Hibler, George Fencl, and Preston Tyree (the "Grand Plaintiffs") submitted an action for arbitration against the Company, Turbodyne Systems, Inc., Pacific Baja Light Metals, Corp., Pacific Baja Light Metals, Inc., Optima Wheels, Inc., Leon Nowek, Edward Halimi and Harry Moll (the "Grand Defendants"). The action alleges claims for breach of contract, breach of purchase order, unjust enrichment, fraud, negligent misrepresentation, promissory estoppel, unfair business practice, extortion and RICO in connection with an alleged agreement between the Company and certain of the Grand Plaintiffs to form a company to market and distribute certain products of the Company, including the Turbopac. The Grand Plaintiffs request compensatory and punitive damages in unspecified amounts. On September 25, 1998, the Grand Defendants advised the arbitrator that there is no jurisdiction with respect to the Grand Defendants that did not sign the contract at issue and that claims brought by or against these parties are not proper. In addition, the Company has denied all claims and submitted affirmative defenses. The Company anticipates that the arbitrator will respond to the jurisdictional issues raised by the Grand Defendants in the latter half of October.

     Arbitration proceedings have been commenced by two of the former shareholders of Pacific Baja Holdings as a consequence of the failure of the Company to qualify the resale in British Columbia of 25% of the shares of Common Stock issued to the former shareholders of Pacific Baja Holdings in connection with the acquisition of Pacific Baja by the Company. The Company has reached an agreement in principle with the former shareholders of Pacific Baja to compensate them for the failure to file a prospectus in British Columbia to qualify the resale of these shares of Common Stock. The two former shareholders of Pacific Baja have withdrawn the arbitration proceedings.

     Other than the claims of the former shareholders of Pacific Baja Holdings, the Company believes that each of the claims against the Company noted above are without merit and intends vigorously to defend against them. With the exception of the actions identified above, the Company and its subsidiaries are not a party with respect to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company as of July 31, 1998:


      NAME AND POSITION                        AGE     COMMENCEMENT OF SERVICES
      -----------------                        ---     ------------------------
      Robert Taylor (1)                         58     July 12, 1996
      Director

      Walter F. Ware                            55     October 1, 1997
      President and Chief Executive Officer

      Edward M. Halimi                          53     October 18, 1993
      Chairman of the Board

      Leon E. Nowek (1)                         41     October 18, 1993
      Vice Chairman, Secretary and Director

      Daniel Geronazzo (1)(2)(3)                67     January 24, 1995
      Director

      Dr. Sadayappa Durairaj                    54     September 16, 1996
      Director

      Wendell R. Anderson (2)(3)                65     November 20, 1995
      Director

      Khal A. Kader                             25     July 6, 1998
      Chief Financial Officer

      Duane Rosenheim                           65     June 16, 1998
      Chief Operating Officer

- ---------------------------------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Stock Option Committee


     EDWARD M. HALIMI is Chairman of the Board of Directors. From October 18, 1993 to March 11, 1998, Mr. Halimi served as President and Chief Executive Officer of the Company. Mr. Halimi developed the Turbodyne Technology which is incorporated into the Company's two primary products. Mr. Halimi spent 11 years working with FerroPlast Corporation, an international company specializing in the engineering and manufacture of diesel engines, pumps, electric motors and farm equipment. As a Vice-President, Mr. Halimi worked in the engineering and manufacturing divisions in the Middle East and Europe and was responsible for the home building and housing operations in the United States. From 1988 to 1991, Mr. Halimi was the President and Chief Executive Officer of Technodyne Corporation, a manufacturer of heat management and temperature control units and since 1989 serves as

Chief Executive Officer of Biosonics Corporation, a research and development company in the fields of ultrasonics, vibration control and semi-conductor research and electronics.

     LEON E. NOWEK is Vice Chairman, Secretary and a director of the Company and is responsible for business development activities as well as regulatory affairs. Mr. Nowek was appointed as a director of the Company in October 1993, as Vice Chairman in February 1998 and as Secretary in July 1998. From June 1995 to February 1998, Mr. Nowek served as the Company's Chief Financial Officer. Prior thereto, since July 1993, Mr. Nowek was an independent management consultant.

     WENDELL R. ANDERSON is a director of the Company.   Mr. Anderson is an
attorney with the firm of Larkin, Hoffman, Daly and Lindgren Ltd. of Bloomington, Minnesota and has been practicing law since 1963. Mr. Anderson has held several positions of public office. From 1959 to 1963 Mr. Anderson was a state representative from Minnesota and served as state senator from 1963 to 1971. In 1971, Mr. Anderson was elected as Governor of the State of Minnesota. At that time, he was the nation's youngest governor. In 1977, Mr. Anderson became a United States Senator from the State of Minnesota. He held office for a period of two years. During his term, he served on various committees including the environment and public works committee, the budget committee, the natural resources committee and armed services committee. Mr. Anderson serves as a director of FingerHut Companies Inc., a database marketing company listed on the New York Stock Exchange which sells a broad range of products through catalogs, direct marketing and the Internet, National City Bancorp, a Nasdaq listed company and ECOS Group, Inc., a company listed on the OTC Bulletin Board and involved in waste management services.

     SADAYAPPA DURAIRAJ is a director of the Company. Mr. Durairaj is a cardiologist and businessman based in California. He obtained his Medical degree from Madural Medical College in India in 1966 and has been certified by both the American Board of Internal Medicine and the Canadian Board of Internal Medicine and Cardiology. Since 1994, he has served as the President and Chief Executive Officer of the Pacifica Hospital and Sierra Medical Clinic. Dr. Durairaj also serves as associate Clinical Professor of Medicine at USC Los Angeles. Dr. Durairaj was Chairman and founder of Pacific Baja Holdings which was acquired by the Company effective July 2, 1996. Dr. Durairaj is also Chairman of Brentwood Bank (California) and VSK Ferro Alloys (India).

     DANIEL GERONAZZO is a director of the Company.   Mr. Geronazzo was an
attorney in private practice located in the Province of British Columbia for the past 35 years.

     ROBERT F. TAYLOR is a director of the Company. Mr. Taylor served as Chief Operating Officer of the Company from January 1, 1997 to June 30, 1997.
 Mr. Taylor is a chartered accountant and is a member of the Institute of Chartered Accountants of Alberta, Canada. Mr. Taylor was appointed a director and president of Shell Canada Products ("Shell") in 1993 and has served in various capacities with Shell since 1967 in Calgary, Toronto and London, England. Mr. Taylor retired from Shell in 1996. Mr. Taylor is a director and member of the Audit Committees of Pembina Pipeline Income Fund and WestCastle Energy Trust, each of which company trades on the Toronto Stock Exchange.

     WALTER F. WARE was appointed Chief Executive Officer and President of the Company effective March 11, 1998. Prior thereto, since October 1997, Mr. Ware served as the Company's Chief Operating Officer. Mr. Ware has served as a director of the Company since December 1, 1997. From October 1995 to September 1997, Mr. Ware served as Senior Vice President and Corporate Officer of Detroit Diesel Corporation and as a director of several of its subsidiary corporations. Prior thereto, Mr. Ware served in several senior management positions with the Garrett Automotive Group division of Allied Signal Corporation including Group Vice President, North American Automotive Operations, Managing Director Garrett Automotive - Europe and Chief Technical Officer.

     KHAL KADER was appointed Controller of the Company in July 1998 and became Chief Financial Officer of the Company later that month. Prior to joining the Company, since 1994, Mr. Kader practiced as a certified public accountant with KPMG Peat Marwick LLP in Los Angeles, California. Mr. Kader is a member of the Institute of Certified Public Accountants.

     DUANE ROSENHEIM was appointed Chief Operating Officer of the Company in June 1998. Prior thereto, and for the past six years, Mr. Rosenheim was an independent consultant working primarily with the Company to develop its prototype product which has been incorporated into the Turbopac-TM- and Dynacharger-TM- products. Prior thereto, Mr. Rosenheim served in several positions at the Delco Electronics Division of General Motors

Corporation including Quality Engineering Manager and Manager of the Quality, Manufacturing and Operations Administration Departments.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee currently consists of Messrs. Nowek, Geronazzo and Taylor. The Audit Committee recommends the engagement of the Company's independent public accountants, reviews the scope of the audit to be conducted by such independent public accountants, and meets with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. One meeting of the Audit Committee was held during the year ended December 31, 1997.

     The Compensation Committee currently consists of Messrs. Geronazzo and Anderson. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation. Two meetings of the Compensation Committee were held during the year ended December 31, 1997.

     The Stock Option Committee currently consists of Messrs. Geronazzo and Anderson. The Stock Option Committee is responsible for administering the Company's stock option and executive incentive compensation plans. Two meetings of the Stock Option Committee were held during the year ended December 31, 1997.

     The Board of Directors held 10 meetings and acted by written consent on 11 occasions during fiscal 1997. No director attended less than 75% of all the meetings of the Board of Directors and those committees on which he or she served in fiscal 1997.

COMPENSATION OF DIRECTORS

     Directors are reimbursed for reasonable out-of-pocket expenses in connection with attendance at Board of Director and Committee meetings, and are periodically granted options to purchase shares of the Common Stock of the Company at the discretion of the Compensation Committee. Directors are not otherwise provided any remuneration for their services as directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1997, Mr. Nowek, Vice Chairman of the Board and Secretary, served as a member of the Company's Stock Option Committee. The Company has paid Mr. Nowek approximately $40,000 as reimbursement for relocation expenses from Canada to California, has loaned Mr. Nowek $225,000 in connection with the purchase of his home in California and has advanced to Mr. Nowek approximately $96,500 against his salary. For a more detailed description of each of these transactions, please see "Certain Transactions with Directors and Executive Officers." Other than as noted immediately above, the Company has no interlocking relationships involving any of its Compensation Committee or Stock Option Committee members which would be required by the Securities and Exchange Commission to be reported in this Prospectus, and no officer or employee of the Company currently serves on its Compensation Committee.

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the three years ended December 31 indicated below.

                              SUMMARY COMPENSATION TABLE

                                                                                                  Long Term
                                                                                                 Compensation
                                                                                                 ------------
                                                                     Annual Compensation          Number of
                                              Fiscal Year            -------------------          Securities
                                                 Ended                                            Underlying     All Other
 Name and Principal Position (1)              December 31,          Salary          Bonus          Options     Compensation
 -------------------------------              ------------          ------          -----          -------     ------------

Edward M. Halimi (3)  . . . . .                   1997             $180,000        $162,000         200,000       $   -
  Chairman of the Board                           1996               60,000           -                -              -
                                                  1995               60,000           -             500,000           -

Leon E. Nowek (4) . . . . . . .                   1997             $162,000        $145,800         200,000           -
  Vice-Chairman of the Board                      1996            CDN 30,000          -                -              -
  and Secretary                                   1995            CDN 30,000          -                -              -

- ----------------------
(1) For a description of the employment contract between certain officers and the Company, see "Employment Contracts," below.
(2) Mr. Halimi served as Chief Executive Officer of the Company from October 1993 to March 1998. Currently, Mr. Halimi serves as Chairman of the Board.
(3) Mr. Nowek served as Chief Financial Officer of the Company from June 1995 to February 1998. Currently, Mr. Nowek serves as Vice-Chairman of the Board and Secretary of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding the grant of stock options made during the fiscal year ended December 31, 1997 to the Named Executive Officers.

                          OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                 Potential
                                                                                                             Realizable Value
                                                                                                                At Assumed
                                                                                                            Rate of Stock Price
                                     Number Of                                                               Appreciation for
                                     Securities     Percent Of Total                                            Option Term(1)
                                     Underlying      Options Granted                                      -----------------------
                                       Option        To Employees In     Exercise Or      Expiration
              Name                   Granted(2)      Fiscal Year(3)     Base Price(4)         Date            5%            10%
              ----                   ----------      --------------     -------------     ----------          --            ---
Edward M. Halimi  . . . . . . .       200,000              8%               $3.50          1/6/2002      $  440,000     $  1,116,000
Leon E. Nowek . . . . . . . . .       200,000              8%               $3.50          1/6/2002         440,000        1,116,000

- ----------------------
(1) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Commission and do not represent a forecast of the future appreciation of the Company's Common Stock.
(2)  These options are immediately exercisable upon grant.
(3) Options covering an aggregate of 2,594,000 shares were granted to eligible persons during the fiscal year ended December 31, 1997.
(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

STOCK OPTIONS HELD AT FISCAL YEAR END

     The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended December 31, 1997, the number of shares of Common Stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sales price of the Common Stock on the Nasdaq Small Cap Market on December 31, 1997 ($3.88 per share).

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

                                                                     Number of Securities
                                                                    Underlying Unexercised              Value of Unexercised
                                 Shares                                  Options at                    in-the-Money Options at
                                Acquired         Value                December 31, 1997                   December 31, 1997
                               on Exercise      Realized       ------------------------------      ------------------------------
Name                           -----------      --------       Exercisable      Unexercisable      Exercisable      Unexercisable
- ----                                                           -----------      -------------      -----------      -------------
Edward M. Halimi  . . . . .         -           $   -             200,000              -             $776,000             $ -
Leon E. Nowek . . . . . . .         -               -             200,000              -              776,000               -

EMPLOYMENT CONTRACTS

     Edward M. Halimi and Leon E. Nowek each is a party to an employment agreement dated August 1, 1997, as amended on January 27, 1998, (respectively, the "Halimi Agreement" and the "Nowek Agreement" and together the "Employment Agreements") between each officer, the Company and Turbodyne Systems. Mr. Halimi initially was employed as President and Chief Executive Officer of the Company and Turbodyne Systems. Effective March 11, 1998, Mr. Halimi, the Company and Turbodyne Systems agreed, pursuant to the terms of the Halimi Agreement, to change Mr. Halimi's position to Chairman of the Board and to modify his duties and responsibilities accordingly. Mr. Nowek initially was employed as Chief Financial Officer of the Company and Turbodyne Systems. Effective February 1998, Mr. Nowek, the Company and Turbodyne Systems agreed, pursuant to the terms of the Nowek Agreement, to change Mr. Nowek's position to Vice Chairman of the Company and Turbodyne Systems. Pursuant to the terms of the Employment Agreements, Mr. Halimi and Mr. Nowek are paid an annual salary of $180,000 and $162,500, respectively, and are entitled to an annual cash bonus of up to 150% of their respective base salaries based on the consolidated net operating income (before taxes) of the Company, Turbodyne Systems or Pacific Baja, whichever is greater.
Each Employment Agreement also provides that in each year of the term of the Employment Agreement, the Company shall grant to the officer options to purchase 200,000 shares of Common Stock in accordance with the Company's stock option plan then in effect. Each officer and the members of their respective families are entitled to participate in any life and disability insurance, pension, dental, medical, pharmaceutical, hospitalization, health insurance and any other employee benefit programs as may be provided from time to time by the Company. Each Employment Agreement is for a ten year term and will renew for successive one year periods unless one party to the Employment Agreement provides written notice of its election not to renew at least 30 days prior to the expiration of the initial term or any successive one year terms. Each officer may terminate his Employment Agreement at any time upon three months prior written notice of his intention to so terminate. In the event that either officer is terminated by the Company without "cause," as defined in the Employment Agreement, he is entitled to receive the compensation that otherwise would have been payable to him from the date of termination to the expiration date of the then current term.

     The Board of Directors has resolved to enter into a five year employment agreement with Mr. Walter Ware, pursuant to which Mr. Ware will be entitled to receive an annual base salary equal to $180,000 plus an annual cash bonus based on the net operating profit of the Company and its subsidiaries. The maximum bonus will be 150% of base salary. Mr. Ware will be entitled to participate in share option plans, share purchase plans, bonus plans and other financial assistance plans at the discretion of the Board of Directors of the Company.

                           CERTAIN TRANSACTIONS WITH
                        DIRECTORS AND EXECUTIVE OFFICERS

     Turbodyne Systems subleases its Carpinteria facility from American Appliance, Inc., a private company controlled by Mr. Halimi, Chairman of the Board of Directors of the Company. The lease is on a month to month basis and the monthly rent is equal to $16,850.

     In March 1998, the Company completed a $1.0 million secured bridge loan with Quest Ventures Ltd (the "Quest Loan"). In connection with the financing, the Company issued 37,500 shares of Common Stock, valued at $2.50 per share, to Leon Nowek, the Vice Chairman and a director of the Company, in exchange for his agreement to personally guarantee the Quest Loan.

     Pacific Baja leases one of its facilities in Ensenada from Baja Pacific Properties, a company in which Dr. Sadayappa Durairaj, a director of the Company, owns approximately 19% of the outstanding shares. The lease is for a ten year term, expiring in September 2005 and the monthly rent is equal to $15,000.

     Pursuant to the terms of the Employment Agreement between the Company and Leon E. Nowek, the Company loaned $225,000 to Mr. Nowek in connection with the purchase of his home. The loan bears no interest and is repayable on the earlier to occur of the sale of Mr. Nowek's home and the termination of Mr. Nowek's employment agreement. At June 15, 1998, there was $225,000 outstanding under this loan.

     Pursuant to the terms of the Employment Agreement between the Company and Leon E. Nowek, the Company paid approximately $40,000 to Mr. Nowek as reimbursement of relocation expenses incurred by him in connection with his move to Los Angeles, California.

     The Company agreed to loan up to $234,850 to Walter F. Ware, the President and Chief Executive Officer of the Company, in connection with the purchase of his home. The loan bears no interest and is repayable on the earlier to occur of the sale of Mr. Ware's home and the termination of Mr. Ware's employment with the Company. At September 1, 1998, there was $100,000 advanced under this loan.

     The Company has agreed to reimburse Mr. Ware for relocation expenses incurred by him in connection with his move to Santa Barbara, California.

     The Company pays to Wendell R. Anderson, a director of the Company, a consultant fee of $3,500 per month in connection services rendered by Mr. Anderson relating to project development.

     The Company is paying to Eugene Hodgson, a former director of and consultant to, the Company, an aggregate of $25,000 over a six month period ending on September 30, 1998 in connection with Mr. Hodgson's former services as a consultant to the Company.

     The Company has advanced an aggregate of $243,000 to Edward M. Halimi ($134,000), Chairman of the Board, Leon Nowek ($96,500), Vice Chairman of the Board and Walter Ware ($12,500), President and Chief Executive Officer.
These advances are against salaries and bonuses, bear no interest and are payable on demand by the Company.

     The Company has paid an aggregate of $178,400 to Robert Taylor, Eugene Hodgson, Wendell Anderson and Daniel Geronazzo, each a current or former director of the Company, in connection with consulting services rendered by each of them to the Company.

     See "Employment Contracts" for a description of employment agreements between the Company and certain of its officers.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of July 31, 1998 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 21700 Oxnard Street, Suite 1550, Woodland Hills, California 91367, unless otherwise set forth below such person's name.

                                                        Number of Shares of
                                                            Common Stock
                  Name and Address                     Beneficially Owned (1)       Percent (1)
                  ----------------                     ----------------------       -----------
Edward M. Halimi(2) . . . . . . . . . . . . . . . . .         3,450,000                8.48%
Leon E. Nowek(3)  . . . . . . . . . . . . . . . . . .         1,100,000                2.7
Wendell R. Anderson(4)  . . . . . . . . . . . . . . .           200,000                  *
Sadayappa Durairaj(5) . . . . . . . . . . . . . . . .           774,000                1.91
Daniel Geronazzo(6) . . . . . . . . . . . . . . . . .           115,000                  *
Robert Taylor(7)  . . . . . . . . . . . . . . . . . .            30,000                  *
Walter F. Ware(8) . . . . . . . . . . . . . . . . . .           205,000                  *
Khal A. Kader . . . . . . . . . . . . . . . . . . . .               500                  *
Duane Rosenheim . . . . . . . . . . . . . . . . . . .                 -                  *
Directors and executive officers
as a group (9 persons)(2)(3)(4)(5)(6)(7)(8) . . . . .         5,874,500               14.21%

- -----------
*    Less than one percent.

(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at September 30, 1998.

(2) Consists of (a) 3,250,000 escrow shares held in the name of March Technologies Inc., a private company controlled by Mr. Halimi and (b) 200,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before September 30, 1998.

(3) Consists of (a) 900,000 escrow shares held in the name of L.N. Family Holdings, Inc., a company controlled by Mr. Nowek and (b) 200,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before September 30, 1998.

(4) Consists of 200,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before September 30, 1998.

(5) Includes 100,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before September 30, 1998.

(6) Includes 100,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before September 30, 1998.

(7) Consists of 30,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before September 30, 1998.

(8) Includes 200,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before September 30, 1998.

                            NATURE OF TRADING MARKET

     The common shares of the Company were listed on the Vancouver Stock Exchange in British Columbia, Canada from March 8, 1994 to July 19, 1997 and since March 26, 1997 have been listed for quotation on the Nasdaq SmallCap Market. Since July 30, 1997, the common shares also have been listed for quotation of the Easdaq Market.

VANCOUVER STOCK EXCHANGE

     The following table sets forth the reported high and low prices for the common shares as quoted over the Vancouver Stock Exchange on a quarterly basis for the most recent two fiscal years.

YEAR AND MONTH                                         HIGH*            LOW*
- -------------------------------------------          ---------        --------
July 1, 1997 to July 19, 1997                        $   6.05         $  5.41
April 1, 1997 to June 30, 1997                          11.65            5.00
January 1, 1997 to March 31 1997                        12.50            9.20
October 1, 1996 to December 31, 1996                    12.35            9.70
July 1, 1996 to September 30, 1996                      12.80            9.00
April 1, 1996 to June  30, 1996                         15.00            8.50
January 1, 1996 to March 31, 1996                       12.88            4.90

- --------------------
*    As quoted by the Vancouver Stock Exchange.  Expressed in Canadian dollars.

NASDAQ SMALLCAP MARKET

     The following table sets forth the reported high and low prices for the common shares as quoted on the Nasdaq SmallCap Market on a quarterly basis since March 26, 1997, the date the common shares of the Company were listed on the Nasdaq SmallCap Market.

YEAR AND MONTH                                           HIGH*        LOW*
- -----------------------------------------              ---------    ---------
April 1, 1998 to June 30, 1998                         $  10.81     $   3.75
January 1, 1998 to March 31, 1998                          4.47         2.03
October 1, 1997 to December 31, 1997                       5.50         2.72
July 1, 1997 to September 30, 1997                         6.37         3.56
April 1, 1997 to June 30, 1997                             8.38         3.50
March 27, 1997 to March 31, 1997                           9.38         8.00

- --------------------
*    As quoted by the Nasdaq SmallCap Market.

     At September 15, 1998, there were 187 holders of record of the Common Stock of the Company.

DIVIDENDS ON COMMON STOCK

     To date, the Company has not paid any dividends on the Common Stock.
The Company's policy at the present time is to retain earnings for corporate purposes. The payment of dividends in the future will depend on the earnings and financial condition of the Company and such other factors as the Board of Directors of the Company may consider appropriate. Since the Company is currently in an expansion stage, it is unlikely that earnings will be available for the payment of dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and
(i) the number of Warrant Shares owned by each Selling Stockholder as of July 15, 1998, (ii) the amount of Common Stock owned by each Selling Stockholder as of July 15, 1998, and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Stockholder under this Prospectus.
 None of the Selling Stockholders has held any position or office or has had any other material relationship with the Company, its predecessors or its affiliates within the past three years.

                                                     Common
                                       Number        Stock              Common
                                       of            Owned              Stock         Percentage of
Name of Selling                        Warrant       Prior to the       Offered       Outstanding
Stockholder                            Shares        Offering(1)        Hereby        Common Stock
- ---------------------------------     --------       ------------       -------       -------------
CC Investments LDC                                     52,000            52,000             *
Lionheart Global Appreciation                         207,425           207,425             *
Parthanon Investment Corporation        37,500         37,500            37,500             *
Successway Holdings, Ltd.                    -        139,935           139,935             *
Fisher Capital Ltd.(2)                 252,850        262,600           262,600             *
Wingate Capital Ltd.(2)                136,150        141,400           141,400             *
ORD, L.L.C.(2)                          40,000         40,000            40,000             *

- -------------------
*    Less than 1%.

(1) The information is provided as of July 15, 1998 and assumes the exercise by the Selling Stockholders of all Warrants.

(2) Citadel Limited Partnership is the managing general partner of NP Partners (formerly Nelson Partners ("Nelson")) and the trading manager of each of Olympus Securities, Ltd. ("Olympus"), Fisher Capital Ltd., Wingate Capital Ltd. and ORD, L.L.C. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership information for each of the Citadel Entities does not include the ownership information for the other Citadel Entities. The ownership information listed in the table above also does not include 36,620 shares of Common Stock beneficially owned by Nelson
and 75,270 shares of Common Stock beneficially owned by Olympus.   Citadel
Limited Partnership and each of the Citadel Entities disclaims beneficial ownership of the securities held by the other Citadel Entities.

     The Selling Stockholders may, pursuant to this Prospectus, offer all or some portion of the Common Stock that they acquired upon conversion of the Series A Preferred Stock or exercise of the Warrants. Accordingly, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Stockholders upon termination of any such sales. In addition, the Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Series A Preferred Stock or their Warrant Shares since the date on which they provided the information regarding their Series A Preferred Stock, Warrant Shares and Common Stock in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Selling Stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants. The term Selling Stockholder includes the holders listed in any Supplement hereto and the beneficial owners of the Series A Preferred Stock, the Warrants and their transferees, pledges, donees or other successors. Any such Supplement will contain certain information with respect to the Selling Stockholders and the respective number of shares of Common Stock beneficially owned by each Selling Stockholder that may be offered pursuant to this Prospectus. Such information will be obtained from the Selling Stockholder.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. Regulation M contains certain limitations and prohibitions intended to prevent issuers and selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

                              PLAN OF DISTRIBUTION

     On September 8, 1997 and September 19, 1997, the Company completed the sale of an aggregate of 10,000 shares of Series A Preferred Stock pursuant to those certain Convertible Series A Preferred Stock Purchase Agreements (the "Purchase Agreements") dated September 8, 1997 and September 19, 1997 between Turbodyne and certain of the Selling Stockholders. This transaction resulted in gross proceeds of U.S. $10 million and net proceeds of U.S. $9.6 million to the Company.

     In connection with sale of the Series A Preferred Stock, the Company issued warrants to purchase an aggregate of 666,667 shares of Common Stock to the Company's investment banker and its designees. Each warrant is immediately and fully exercisable at $5.00 per share. The warrants expire on September 19, 2000.

     At the date hereof, all shares of Series A Preferred Stock have been converted into an aggregate of 4,742,522 shares of Common Stock.

     The Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholders or by their pledges, donees, transferees or other successors in interest. Alternatively, the Selling Stockholders may from time to time offer the shares of Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares of Common Stock for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares of Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the shares of Common Stock may be effected in transactions (which may involve crosses or block transactions) on any national or international securities exchange or quotation services on which the shares of Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the shares of Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the shares of Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders. The foregoing may affect the marketability of the shares of Common Stock.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.001 per share.

COMMON STOCK

     As of September 15, 1998, there were 41,226,097 shares of Common Stock outstanding held of record by approximately 187 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.
In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of the Preferred Stock outstanding. The Common Stock has no preemptive, conversion, subscription or other rights. There are no redemption or sinking funds provisions applicable to the Common Stock. The outstanding shares of Common stock are fully paid and non-assessable.

     The Company is a reporting issuer in British Columbia and, accordingly, is governed by securities laws and regulations applicable in British Columbia. Additionally, from March 8, 1994 to July 19, 1997, the Common Stock was listed on the Vancouver Stock Exchange and for such period, the Company was subject to the policies of such exchange. Certain regulations of the British Columbia SECURITIES ACT set forth distinctions between "free trading common shares" and common shares required to be placed in escrow or in a "pool." Free trading common shares are not subject to any restrictions on resale, and can be traded without regulatory approval. Free trading shares are generally qualified by way of prospectus and issued to the public. Conversely, shares issued by way of "private placement" to certain investors and not to the public, are usually subject to a one-year hold period and cannot be traded until the relevant hold period has expired. Once the hold period expires, the shares would the become free trading shares. Under the British Columbia SECURITIES ACT, a listed company is entitled to sell "performance shares" to its principals at a minimum price of $0.01 per share on its original organization, or if the company is inactive, then upon a reverse takeover transaction or a substantial corporate reorganization, provided that the number of performance shares not exceed 65% of the company's shares then outstanding. The principals of the company receiving performance shares must pay for the performance shares at the price approved by the board of directors of the Company and the Vancouver Stock Exchange. The shares are then placed in escrow with the company's escrow agent and released in accordance with certain earnings performance criteria to be met by the company. Any of these escrow shares that are not released within 10 years of issuance are canceled.

     The Company issued the performance shares at a price of $0.01 per share at the time of the completion of the Company's reverse takeover of Turbodyne Systems. The performance shares are subject to an escrow agreement dated March 17, 1994 among the Company, Montreal Trust Company of Canada Limited, as escrow agent, and March Technologies Inc. and Leon E. Nowek, as principals of the Company. The Company's performance shares are to be released in compliance with Local Policy Statement 3-07 ("Local Statement") of the
British Columbia Securities Commission. Under the Local Policy Statement, releases of escrow shares shall be made on the basis of one share for each $0.343 of "Cumulative Cash Flow" of the Company on a consolidated basis where:

     "Cumulative Cash Flow" means at any time, the aggregate Cash Flow of the Company up to that time from a date no earlier than the Company's financial year end and immediately preceding the date of the completion of the Reverse Take Over, net of any negative Cash Flow.

     "Cash Flow" means the net income or loss of the Company before tax, adjusted to add the following expenses:

     (a)  depreciation;

     (b) amortization of goodwill and amortization of research and development, excluding general and administrative costs;

     (c) expending research and development costs, excluding general and administrative costs;

     (d) any other amounts permitted or required by the British Columbia Securities Commission.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preference sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

     On September 8, 1997 and September 19, 1997, the Company completed the sale of an aggregate of 10,000 shares of Series A Preferred Stock. All outstanding shares of Series A Preferred Stock have been converted into an aggregate of 4,742,522 shares of Common Stock. See "Plan of Distribution."

WARRANTS

     In connection with the execution of the Series A Stock Purchase Agreements, the Company issued warrants to purchase 666,667 shares of Common Stock of the Company at $5.00 per share (the "Warrants"). The Warrants were issued to the Company's investment banker and its designees as partial consideration for services rendered in connection with the Series A Preferred Stock financing and are exercisable until September 19, 2000.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation provides that the Company's Board of Directors is classified into three classes of directors. The Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the Company's Certificate of Incorporation and Bylaws provide that only the Company's Chairman of the Board, Chief Executive Officer, President or a majority of the members of the Company's Board of Directors may call a special meeting of stockholders. In addition, directors may not be removed without cause. The Company also has the authority to issue one or more series of "blank check" preferred stock. See "Preferred Stock." These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Neill & Company, Barristers & Solicitors, of Suite 1880, 1055 West Georgia Street, Vancouver, British Columbia V6E 3P3.

                                   ACCOUNTANTS

     On January 28, 1998, the Company appointed KPMG Peat Marwick LLP ("KPMG") to replace Morgan & Company, Chartered Accountants ("Morgan") as independent auditors of the Company. Morgan resigned as the Company's auditors on the same date. The decision to engage KPMG as the Company's independent auditors was approved by the Company's board of directors.

     There were no reportable disagreements with Morgan nor any reportable events, in each case within the meaning of Rule 304 of Regulation S-K of the Securities and Exchange Commission. The report of Morgan on the Company's consolidated financial statements for the years ended December 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.
 There was no similar reservation by Morgan with respect to any interim financial information for any subsequent period preceding the effective date of the Company's change in accountants.

     The consolidated balance sheet as of December 31, 1997 and the consolidated statement of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 1997 included in this Prospectus have been included herein in reliance upon the report of KPMG Peat Marwick, independent public accountants. The consolidated balance sheet as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 1996 and 1995 included in this Prospectus have been included herein in reliance upon the report of Morgan and Company, chartered accountants.

                          INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . .    F-2

Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-3

Consolidated Balance Sheets as of December 31, 1997 and 1996 . . . . . . . . .    F-4

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . .    F-6

Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . .    F-7

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . .    F-8

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . .   F-10

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997. . . . .   F-25

Condensed Consolidated Statements of Operations for the Three and Six
  Months Ended June 30, 1998 and 1997. . . . . . . . . . . . . . . . . . . . .   F-26

Condensed Consolidated Statements of Cash Flows for the Six Months Ended
  June 30, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-27

Notes to Condensed Financial Statements. . . . . . . . . . . . . . . . . . . .   F-28

FINANCIAL STATEMENT SCHEDULES

Schedule II -- Valuation and Qualifying Accounts. . . . . . . . . . . . . . . .   F-33

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Turbodyne Technologies Inc.:


We have audited the accompanying consolidated balance sheet of Turbodyne Technologies Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Turbodyne Technologies Inc. as of and for the years ended December 31, 1996 and 1995, prior to any restatement, were audited by other auditors whose report dated February 14, 1997 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Turbodyne Technologies Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, due to the change in reporting currency, effective from January 1, 1998, the accompanying 1996 and 1995 consolidated financial statements have been restated to the new reporting currency of the United States dollar.

We also audited the adjustments that were applied to restate the 1996 and 1995 consolidated financial statements to U.S. generally accepted accounting principles and the change in reporting currency. In our opinion, such adjustments are appropriate and have been properly applied.


/s/ KPMG Peat Marwick


Los Angeles, California
April 3, 1998, except for the last paragraph of note 11 and the last paragraph of note 12, which are as of April 30, 1998.

                                   AUDITOR'S REPORT

To the Shareholders of
Turbodyne Technologies Inc.

We have audited the revised consolidated balance sheets of Turbodyne Technologies Inc. as at December 31, 1996 and 1995 and the revised consolidated statements of operations and deficit, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995. These revised consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these revised consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall revised financial statement presentation.

In our opinion, these revised consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in accordance with generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

In our report dated February 14, 1997, except for the last paragraph of Note 5(A) which is as of March 12, 1997, we reported that in our opinion the consolidated financial statements presented fairly, in all material respects, the financial position of the Company as at December 31, 1996 and 1995 and the results of its operations and the changes in its cash flows for the years then ended in accordance with generally accepted accounting principles. Subsequent to March 12, 1997, the Company has revised these consolidated financial statements as explained in Note 13. Therefore, our report dated February 14, 1997, except for the last paragraph of Note 5(A) which is as of March 12, 1997, has been withdrawn.

Vancouver, B.C.

                                                           /s/ Morgan & Company
February 14, 1997, except for the last paragraph           Chartered Accountants
of Note 5(A) which is as of March 12, 1997,
Note 2, Note 13 and Note 14(a) which are as of
May 14, 1997 and Notes 14(b), 14(c), 14(d)
and 14(e), which are as of June 17, 1997

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets
                           December 31, 1997 and 1996






                           ASSETS                                        1997                     1996
                                                                 ----------------------   ----------------------
Current assets:
    Cash                                                         $        949,000                3,143,000
    Trade accounts receivable, less allowance for doubtful
      accounts of $78,000 in 1997 and $181,000 in 1996                  9,214,000                5,959,000
    Employee advances receivable (note 10)                                568,000                   82,000
    Inventories (note 2)                                                5,469,000                3,453,000
    Prepaid expenses and other current assets                           1,191,000                  851,000
                                                                 ----------------------   ----------------------

           Total current assets                                        17,391,000               13,488,000

Property and equipment, at cost, net (note 3)                          18,122,000               11,290,000

Goodwill, net                                                          13,740,000               14,528,000

Other assets                                                              473,000                  135,000
                                                                 ----------------------   ----------------------

                                                                 $     49,726,000               39,441,000
                                                                 ----------------------   ----------------------
                                                                 ----------------------   ----------------------




See accompanying notes to consolidated financial statements.

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets
                           December 31, 1997 and 1996



                       LIABILITIES AND STOCKHOLDERS' EQUITY                                 1997                      1996
                                                                                     -----------------        -------------------

Current liabilities:
    Current maturities of long-term debt (note 4)                                   $    607,000                 1,346,000
    Current maturities of obligations under capital
     leases (note 6)                                                                   1,035,000                   611,000
    Accounts payable                                                                   5,283,000                 2,875,000
    Accrued liabilities                                                                1,850,000                 1,630,000
    Income taxes payable                                                                  86,000                        --
                                                                                    ------------               -----------



           Total current liabilities                                                   8,861,000                 6,462,000

Long-term debt, less current maturities (note 4)                                       8,155,000                 4,095,000
Obligations under capital leases, less current
  maturities (note 6)                                                                  1,867,000                 1,170,000
                                                                                    ------------               -----------
                                                                                      18,883,000                11,727,000
                                                                                    ------------               -----------


Stockholders' equity (notes 7, 8 and 11):
    Class A preferred stock, no par value.  Authorized
      100,000,000 shares; none issued                                                         --                        --
    Class B preferred stock, no par value.  Authorized
      100,000,000 shares; none issued                                                         --                        --
    Preferred stock, no par value.  Authorized and
      issued 10,000 Series One Class A, 7% cumulative
      convertible                                                                      9,604,000                        --
    Common stock, no par value.  Authorized
      100,000,000 shares; issued and outstanding
      29,961,612 shares in 1997 and 23,580,098 shares
      in 1996                                                                                 --                        --
    Additional paid-in capital                                                        45,290,000                22,599,000
    Special warrants                                                                          --                16,007,000
    Cumulative currency translation adjustment                                            22,000                  (204,000)
    Accumulated deficit                                                              (24,073,000)              (10,688,000)
                                                                                    ------------               -----------

           Total stockholders' equity                                                 30,843,000                27,714,000

Commitments and contingencies (note 6)
Subsequent events (note 11)
Liquidity (note 12)
                                                                                    ------------               -----------

                                                                                    $ 49,726,000                39,441,000
                                                                                    ------------               -----------
                                                                                    ------------               -----------


See accompanying notes to consolidated financial statements.

                                             TURBODYNE TECHNOLOGIES INC.
                                                   AND SUBSIDIARIES

                                       Consolidated Statements of Operations

                                   Years ended December 31, 1997, 1996 and 1995





                                                                   1997                   1996                   1995
                                                            --------------------   -------------------    -------------------
Net sales                                                   $     39,165,000             13,944,000                        --

Cost of goods sold                                                32,326,000             12,101,000                        --
                                                            --------------------   -------------------    -------------------


           Gross profit                                            6,839,000              1,843,000                        --

Selling, research, general and administrative expenses            18,982,000              7,781,000                 2,603,000
                                                            --------------------   -------------------    -------------------


           Loss from operations                                  (12,143,000)            (5,938,000)               (2,603,000)

Other expense (income):
    Interest expense, net                                            770,000                360,000                        --
    Other, net                                                        66,000               (315,000)                       --
                                                            --------------------   -------------------    -------------------

           Loss before income taxes                              (12,979,000)            (5,983,000)               (2,603,000)

Income tax expense (benefit) (note 5)                                206,000               (420,000)                       --
                                                            --------------------   -------------------    -------------------

           Net loss                                         $    (13,185,000)            (5,563,000)               (2,603,000)
                                                            --------------------   -------------------    -------------------
                                                            --------------------   -------------------    -------------------

Net loss per common share:
    Basic loss per share                                    $           (.58)                  (.33)                     (.46)
    Diluted loss per share                                              (.58)                  (.33)                     (.46)
                                                            --------------------   -------------------    -------------------
                                                            --------------------   -------------------    -------------------


Weighted average shares used for basic and diluted loss
    per share                                                     22,685,000             16,641,000                 5,656,000
                                                            --------------------   -------------------    -------------------
                                                            --------------------   -------------------    -------------------


See accompanying notes to consolidated financial statements.

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 1997, 1996 and 1995

                                                COMMON STOCK                      PREFERRED STOCK
                                       ------------------------------    ------------------------------      ADDITIONAL
                                            SHARES          AMOUNT           SHARES           AMOUNT          PAID-IN
                                                                                                              CAPITAL
                                       -------------    -------------    -------------    -------------   --------------
Balance at December 31, 1994              10,663,052     $       --               --      $       --         2,387,000

Private placement of common stock,
  net of expenses                          3,367,213             --               --              --         1,968,000
Issuance of common stock for loan
  bonus                                      258,333             --               --              --            69,000
Issuance of common stock for finder's
  fees                                       116,667             --               --              --            31,000
Issuance of common stock for debt
  settlement                                 301,933             --               --              --           115,000
Exercise of warrants                         666,423             --               --              --           353,000
Exercise of stock options                  1,168,500             --               --              --           638,000
Translation adjustment                            --             --               --              --                --
Net loss                                          --             --               --              --                --
                                       -------------    -------------    -------------    -------------   --------------


Balance at December 31, 1995              16,542,121             --               --              --         5,561,000

Private placement of common stock,
  net of expenses                            469,497             --               --              --         1,644,000
Private placement of special
  warrants, net of expenses                       --             --               --              --                --
Exercise of warrants                       2,840,557             --               --              --         2,528,000
Exercise of stock options                    651,000             --               --              --         1,605,000
Issuance of common stock on
  acquisition of subsidiary                3,076,923             --               --              --        11,261,000
Translation adjustment                            --             --               --              --                --
Net loss                                          --             --               --              --                --
                                       -------------    -------------    -------------    -------------   --------------


Balance at December 31, 1996              23,580,098             --               --              --        22,599,000

Private placement of preferred stock,
  net of expenses                                 --             --           10,000       9,604,000                --
Conversion of Series A and Series C
  special warrants, net of expenses        4,625,000             --               --              --        15,659,000
Exercise of warrants                       1,002,014             --               --              --         4,089,000
Exercise of stock options                    754,500             --               --              --         2,401,000
Translation adjustment                            --             --               --              --                --
Issuance of stock options to
  nonemployees for services                       --             --               --              --           542,000
Net loss                                          --             --               --              --                --
Preferred stock dividends declared                --             --               --              --                --
                                       -------------    -------------    -------------    -------------   --------------


Balance at December 31, 1997              29,961,612     $       --           10,000      $9,604,000        45,290,000
                                       -------------    -------------    -------------    -------------   --------------
                                       -------------    -------------    -------------    -------------   --------------


                                                          CUMULATIVE
                                                           CURRENCY                           NET
                                          SPECIAL         TRANSLATION     ACCUMULATED      STOCKHOLDERS'
                                          WARRANTS        ADJUSTMENT        DEFICIT          EQUITY
                                       --------------   -------------    -------------    -------------
Balance at December 31, 1994                       --      (130,000)      (2,522,000)        (265,000)

Private placement of common stock,
  net of expenses                                  --            --               --        1,968,000
Issuance of common stock for loan
  bonus                                            --            --               --           69,000
Issuance of common stock for finder's
  fees                                             --            --               --           31,000
Issuance of common stock for debt
  settlement                                       --            --               --          115,000
Exercise of warrants                               --            --               --          353,000
Exercise of stock options                          --            --               --          638,000
Translation adjustment                             --       287,000               --          287,000
Net loss                                           --            --       (2,603,000)      (2,603,000)
                                          -----------      --------      -----------      -----------

Balance at December 31, 1995                       --       157,000       (5,125,000)         593,000

Private placement of common stock,
  net of expenses                                  --            --               --        1,644,000
Private placement of special
  warrants, net of expenses                16,007,000            --               --       16,007,000
Exercise of warrants                               --            --               --        2,528,000
Exercise of stock options                          --            --               --        1,605,000
Issuance of common stock on
  acquisition of subsidiary                        --            --               --       11,261,000
Translation adjustment                             --      (361,000)              --         (361,000)
Net loss                                           --            --       (5,563,000)      (5,563,000)
                                          -----------      --------      -----------      -----------

Balance at December 31, 1996               16,007,000      (204,000)     (10,688,000)      27,714,000

Private placement of preferred stock,
  net of expenses                                  --            --               --        9,604,000
Conversion of Series A and Series C
  special warrants, net of expenses       (16,007,000)           --               --         (348,000)
Exercise of warrants                               --            --               --        4,089,000
Exercise of stock options                          --            --               --        2,401,000
Translation adjustment                             --       226,000               --          226,000
Issuance of stock options to
  nonemployees for services                        --            --               --          542,000
Net loss                                           --            --      (13,185,000)     (13,185,000)
Preferred stock dividends declared                 --            --         (200,000)        (200,000)
                                          -----------      --------      -----------      -----------

Balance at December 31, 1997                       --        22,000      (24,073,000)      30,843,000
                                          -----------      --------      -----------      -----------
                                          -----------      --------      -----------      -----------

See accompanying notes to consolidated financial statements.

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1997, 1996 and 1995


                                                                 1997           1996             1995
                                                            -------------   ------------    -------------
Cash flows from operating activities:
    Net loss                                                $(13,185,000)      (5,563,000)     (2,603,000)
    Adjustments to reconcile net loss to net cash used
      in operating activities:
        Depreciation and amortization of property and
          equipment                                            2,695,000        5,163,000          40,000
        Loss on sale of equipment                                 76,000               --              --
        Stock compensation                                       542,000               --         215,000
        (Increase) decrease in operating assets:
          Trade accounts receivable                           (3,255,000)         806,000              --
          Employee advances receivable                          (486,000)         (82,000)        (82,000)
          Inventories                                         (2,016,000)        (868,000)             --
          Prepaid expenses and other current
            assets                                              (340,000)         541,000        (224,000)
          Other assets                                          (338,000)        (135,000)        (25,000)
        Increase (decrease) in operating liabilities:
            Trade accounts payable                             2,408,000       (1,947,000)       (104,000)
            Accrued expenses                                      20,000          605,000              --
            Income taxes payable                                  86,000               --              --
                                                            ------------      -----------      ----------

                  Net cash used in operating
                   activities                                (13,793,000)      (1,480,000)     (2,783,000)
                                                            ------------      -----------      ----------


Cash flows from investing activities:
    Purchase of property and equipment                        (6,910,000)      (5,983,000)       (389,000)
    Proceeds from sale of property, plant and
      equipment                                                   42,000               --              --
    Acquisition of subsidiary, less cash acquired
      of $441,000                                                     --      (11,559,000)             --
                                                            ------------      -----------      ----------

                  Net cash used in investing
                   activities                                 (6,868,000)     (17,542,000)       (389,000)
                                                            ------------      -----------      ----------



                                   (Continued)

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

                Consolidated Statements of Cash Flows, Continued





                                                                   1997                   1996                   1995
                                                            --------------------   -------------------    -------------------
Cash flows from financing activities:
    Net proceeds from long-term borrowings                  $      3,321,000                956,000                152,000
    Repayments under capital lease obligations                      (826,000)              (440,000)                    --
    Issuance of special warrants                                          --             16,007,000                     --
    Issuance of common stock                                              --              1,644,000              1,968,000
    Proceeds from exercise of stock options and
      warrants                                                     6,490,000              4,133,000                991,000
    Net proceeds from preferred stock issue                        9,604,000                     --                     --
    Issuance costs paid                                             (348,000)                    --                     --
                                                            --------------------   -------------------    -------------------

                  Net cash provided by financing
                    activities                                    18,241,000             22,300,000              3,111,000
                                                            --------------------   -------------------    -------------------

Effect of exchange rate changes on cash                              226,000               (361,000)               287,000
                                                            --------------------   -------------------    -------------------

                  Net increase (decrease) in cash                 (2,194,000)             2,917,000                226,000



Cash at beginning of year                                          3,143,000                226,000                     --
                                                            --------------------   -------------------    -------------------


Cash at end of year                                         $        949,000              3,143,000                226,000
                                                            --------------------   -------------------    -------------------
                                                            --------------------   -------------------    -------------------

Supplemental disclosure of cash flow
  information:
    Cash paid during the year for:
        Interest                                            $        882,000                366,000                 62,000
        Income taxes                                                 120,000                718,000                     --
                                                            -------------------    -------------------    -------------------
                                                            -------------------    -------------------    -------------------


Supplemental disclosure of noncash investing and
  financing activities:
    Issuance of notes for financing of capital
      leases
    Issuance of common stock in connection with            $       1,947,000                835,000                     --
      acquisition of subsidiary                                           --             11,261,000                     --
    Preferred stock dividends declared                               200,000                     --                     --
                                                            -------------------    -------------------    -------------------
                                                            -------------------    -------------------    -------------------




See accompanying notes to consolidated financial statements.

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1997 and 1996


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY

     Turbodyne Technologies Inc. and subsidiaries (the Company) was incorporated under the Company Act of the Province of British Columbia, Canada and was continued under the Canada Business Corporation Act on December 3, 1996. The Company manufactures aluminum cast automotive products, including engine components and specialty wheels, and develops products to enhance performance and reduce emissions of internal combustion engines.

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Turbodyne Systems, Inc., Turbodyne U.K. Ltd. and Pacific Baja Light Metals Corp. (Pacific Baja). All material intercompany accounts and transactions have been eliminated in consolidation.

     BASIS OF PRESENTING FINANCIAL STATEMENTS

     Effective July 18, 1997, the Company formally delisted its shares from trading on the Vancouver Stock Exchange. On March 24, 1997, the Company's shares became listed on the Nasdaq Small Capital Market and continues to trade in that market. As a result, effective January 1, 1998, the Company changed its reporting currency from the Canadian (Cdn$) to the U.S. dollar (U.S.$). Accordingly, the consolidated financial statements for 1996 and 1995 have been restated to the new reporting currency of U.S.$.

     The accompanying consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles.

     Additionally, a cumulative translation adjustment has been included as a separate component of stockholders' equity reflecting the translation of the Cdn$ reporting currency consolidated financial statements to the newly adopted and retroactively applied U.S.$ reporting currency. This cumulative translation adjustment will remain as a separate component of stockholders' equity.

     INVENTORIES

     Inventories are valued at the lower of cost or market. For the materials portion of inventories, the cost is determined using the last-in, first-out
     (LIFO) method. For the other components of inventories (labor and overhead), the cost is determined using the first-in, first-out (FIFO) method.

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization of property and equipment is computed using the straight-line method over estimated useful lives as follows:



           Buildings                              30 years
           Machinery and equipment                7 to 15 years
           Furniture and fixtures                 5 to 10 years
           Transportation equipment               5 years
           Leasehold improvements                 Length of lease, not to exceed economic life

     LONG-LIVED ASSETS

     It is the Company's policy to report long-lived assets at amortized cost. As part of an ongoing review of the valuation and amortization of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest that they may be impaired. The Company assesses the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121. As a result, the Company has determined that its long-lived assets are not impaired as of December 31, 1997, 1996 and 1995.

     GOODWILL

     Goodwill is associated with the purchase of Pacific Baja on July 2, 1996 by the Company and is being amortized on a straight-line basis over 20 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the balance over the remaining life can be recovered through undiscounted future operating cash flows of the Company's operations. Accumulated amortization was $1,182,000 and $394,000 at December 31, 1997 and 1996, respectively.

     FOREIGN OPERATIONS

     Baja Oriente S.A. de C.V., a wholly owned subsidiary of Pacific Baja, operates in Ensenada, Mexico and its functional currency is the U.S.$. The loss from remeasurement of the financial statements of Baja Oriente S.A. de C.V. into U.S.$ for the years ended December 31, 1997 and 1996 is $125,000 and $43,000, respectively, and is included in cost of goods sold in the accompanying consolidated financial statements.

     RECOGNITION OF REVENUE AND SIGNIFICANT CUSTOMERS

     The Company recognizes revenue upon shipment of product. The Company had sales to two significant customers constituting approximately 39% and 24% and 30% and 27%, respectively, of net sales in 1997 and 1996, respectively. Additionally, these customers comprised 31% and 23% and 43% and 19%, respectively, of accounts receivable at December 31, 1997 and 1996, respectively. The loss of either of these customers could have a material adverse effect on the Company.

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


     INCOME TAXES

     The Company accounts for income taxes under the asset and liability method of accounting for income taxes which recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards (FAS) No. 128, "Earnings per Share." FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share (EPS) and became effective for both interim and annual periods ending after December 15, 1997. All prior period EPS have been restated to conform with the provisions of FAS 128. The adoption of FAS 128 did not have a material impact on the Company's loss per share calculations.

     For the years ended December 31, 1997, 1996 and 1995, options and warrants to purchase 5,103,500, 2,640,230 and 4,272,290 common stock, respectively, at prices ranging from $.37 to $6.48 were outstanding during the years but were not included in the computation of diluted EPS because the options would have an antidilutive effect on net loss per share. Other than deducting preferred stock dividends of $200,000 in 1997 to arrive at loss attributable to common stockholders, no other adjustments were made for purposes of per share calculations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of the Company's cash, trade accounts receivable, employee advances receivable, accounts payable and accrued expenses approximate the carrying values because of the short maturities of these instruments.

     The fair values of the Company's capital lease obligations and long-term debt approximate their carrying values as each instrument bears interest at market rates.

     STOCK-BASED COMPENSATION

     The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), effective January 1, 1996, and has elected to continue to measure compensation cost under APBO No. 25 and comply with the pro forma disclosure requirements of FAS
     123. The adoption of FAS 123 has had no impact on the Company's financial position or results of operations.

     RESEARCH AND DEVELOPMENT

     Research and development costs related to present and future products are charged to operations in the year incurred. Research and development costs aggregated $6,609,000, $3,622,000 and $1,421,000 for 1997, 1996 and 1995,
     respectively.

                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements to conform with the 1997 presentation.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2)  INVENTORIES

     Inventories are comprised of the following at December 31, 1997 and 1996:

                                                             1997                   1996
                                                      -------------------    -------------------
       Raw materials                               $         2,123,000              1,491,000
       Work in process                                         686,000                652,000
       Finished goods                                        2,660,000              1,310,000
                                                      -------------------    -------------------

                                                   $         5,469,000              3,453,000
                                                      -------------------    -------------------
                                                      -------------------    -------------------

     The use of the LIFO method in determining the cost of the materials portion of inventories had the effect of decreasing reported inventories at December 31, 1997 and 1996 by $136,000 and $118,000, respectively.

(3)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, is summarized as follows:


                                                             1997                   1996
                                                      -------------------    -------------------
       Construction in progress                    $           583,000                343,000
       Land and buildings                                    3,735,000                101,000
       Machinery and equipment                              12,226,000             10,586,000
       Transportation equipment                                593,000                564,000
       Furniture and fixtures                                  416,000                295,000
       Leasehold improvements                                3,627,000              2,430,000
       Equipment under capital leases                        3,675,000              1,797,000
                                                      -------------------    -------------------
                                                            24,855,000             16,116,000
       Less accumulated depreciation and
         amortization                                        6,733,000              4,826,000
                                                      -------------------    -------------------

                Net property, plant and
                 equipment                         $        18,122,000             11,290,000
                                                      -------------------    -------------------
                                                      -------------------    -------------------


                           TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

     Of the property, plant and equipment listed above, the assets located at the production facilities in Ensenada, Mexico have a net book value of approximately $9,242,000 and $3,729,000 at December 31, 1997 and 1996,
     respectively.

     Accumulated depreciation on assets under capital leases amounted to $457,000 and $145,000 at December 31, 1997 and 1996, respectively.

(4)  LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996 consists of the following:


                                                                                           1997                   1996
                                                                                    --------------------   --------------------
       Revolving bank lines of credit (A)                                        $         8,144,000              4,439,000
       Notes payable to bank, principal of $15,625 plus interest payable monthly at prime (8.50% at December 31, 1997) plus .25% through
           October 1, 1998, with the remaining principal due
           November 1, 1998                                                                  547,000                     --
       Notes payable to bank, with monthly installments of $35,862 plus interest payable monthly at prime plus 1%, maturing at various dates
           through June 2000                                                                      --              1,002,000
       Other                                                                                  71,000                     --
                                                                                    --------------------   --------------------

                Total long-term debt                                                       8,762,000              5,441,000

       Less current maturities                                                               607,000              1,346,000
                                                                                    --------------------   --------------------

                Long-term debt, excluding current maturities                     $         8,155,000              4,095,000
                                                                                    --------------------   --------------------
                                                                                    --------------------   --------------------


       (A) The Company's wholly owned subsidiary, Pacific Baja, has a revolving line of credit with a bank permitting borrowings up to $10 million, secured by all receivables and inventory. The borrowings bear interest at the Company's option at LIBOR (5.84% at December 31, 1997) plus 2% or at prime (8.50% at December 31, 1997). The line of credit expires June 1, 1999.

     The Company was not in compliance with the tangible net worth covenant related to its debt facilities at December 31, 1997, but has received the appropriate waiver through January 1, 1999.

     The aggregate maturities of long-term debt for years subsequent to December 31, 1997 are as follows:


       1998                          $           607,000
       1999                                    8,151,000
       2000                                        4,000
                                        -------------------

                                     $         8,762,000
                                        -------------------
                                        -------------------

                 TURBODYNE TECHNOLOGIES INC.
                      AND SUBSIDIARIES

       Notes to Consolidated Financial Statements, Continued

(5)  INCOME TAXES

     Income tax expense is comprised of the following for the years ended December 31, 1997, 1996 and 1995:


                                     1997                   1996                   1995
                              -------------------    -------------------    -------------------
       Current:
           Federal         $           160,000                 63,000                     --
           State                        46,000                  8,000                     --
                              -------------------    -------------------    -------------------
                                       206,000                 71,000                     --
                              -------------------    -------------------    -------------------

       Deferred:
           Federal                          --               (483,000)                    --
           State                            --                 (8,000)                    --
                              -------------------    -------------------    -------------------
                                            --               (491,000)                    --
                              -------------------    -------------------    -------------------

                           $           206,000               (420,000)                    --
                              -------------------    -------------------    -------------------
                              -------------------    -------------------    -------------------



     Total income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 differed from the amounts computed by applying the statutory Federal income tax rate of 35% to earnings before income taxes as a result of the following:


                                                                   1997                   1996                   1995
                                                            --------------------   -------------------    -------------------
       Computed "expected" income tax benefit            $        (4,628,000)            (2,094,000)              (911,000)
       State income taxes, net of Federal benefit                     30,000                     --                     --
       Losses with no U.S. tax benefit                             1,473,000                401,000                256,000
       Nondeductible goodwill                                        321,000                162,000                     --
       Change in valuation allowance                               2,419,000              1,412,000                902,000
       Other                                                         591,000                119,000               (247,000)
                                                            --------------------   -------------------    -------------------

                Total income tax expense
                (benefit)                                $           206,000                     --                     --
                                                            --------------------   -------------------    -------------------
                                                            --------------------   -------------------    -------------------


                 TURBODYNE TECHNOLOGIES INC.
                      AND SUBSIDIARIES

       Notes to Consolidated Financial Statements, Continued

     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:


                                                                                           1997                   1996
                                                                                    -------------------    -------------------
       Deferred tax assets:
           Accrued liabilities                                                   $           215,000                185,000
           Inventory-related items                                                            53,000                 53,000
           Alternative minimum tax credit                                                     72,000                     --
           Net operating loss carryover - state                                              412,000                150,000
           Net operating loss carryover - Federal                                          5,134,000              2,947,000
                                                                                    -------------------    -------------------

                Gross deferred tax assets                                                  5,886,000              3,335,000

           Less valuation allowance                                                       (4,732,000)            (2,314,000)
                                                                                    -------------------    -------------------

                Deferred tax assets, net of valuation allowance                            1,154,000              1,021,000

       Deferred tax liabilities - basis of fixed assets                                   (1,154,000)            (1,021,000)
                                                                                    -------------------    -------------------

                Net deferred tax assets                                          $                --                     --
                                                                                    -------------------    -------------------
                                                                                    -------------------    -------------------



     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management believes it is not likely that the Company will realize the benefits of these deductible differences at December 31, 1997. Accordingly, a valuation allowance has been provided for the total net deferred tax assets.


(6)  COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company's subsidiaries lease certain factory and office premises in California and Ensenada, Mexico under noncancelable operating leases expiring through September 2006. The Company leases one of its facilities in Mexico from certain stockholders of the Company. Rental expense for 1997, 1996 and 1995 was approximately $1,050,000, $464,000 and $204,000, respectively, of which $180,000, $195,000 and $0, respectively, was paid to the Company's stockholder.

     The Company is obligated under capital lease agreements for certain equipment and vehicles. The leases are due in monthly installments at various dates through August 2002.

                 TURBODYNE TECHNOLOGIES INC.
                      AND SUBSIDIARIES

       Notes to Consolidated Financial Statements, Continued

     Minimum future rental commitments under the operating leases and future minimum capital lease payments as of December 31, 1997 are:

                                                                                   CAPITAL LEASES        OPERATING LEASES
                                                                                 --------------------   -------------------
       Year ending December 31:
           1998                                                               $         1,255,000                984,000
           1999                                                                         1,042,000              1,006,000
           2000                                                                           540,000                954,000
           2001                                                                           370,000                498,000
           2002                                                                           131,000                325,000
           Thereafter                                                                          --                960,000
                                                                                 --------------------   -------------------

                  Total future minimum lease payments                                   3,338,000    $         4,727,000
                                                                                                        -------------------
                                                                                                        -------------------
           Less amounts representing interest (at rates ranging from 8.35%
             to 16.41%)                                                                   436,000
                                                                                 --------------------

                  Present value of net minimum capital lease payments
                                                                                        2,902,000

           Less current maturities of obligations under capital leases                  1,035,000
                                                                                 --------------------

                  Obligations under capital leases, excluding current
                     maturities                                               $         1,867,000
                                                                                 --------------------
                                                                                 --------------------



     The Company has entered into consulting commitments for assistance in management development, international marketing, licensing and financing, technical and educational services.

     Future commitments under these contracts as of December 31, 1997 were:


               Year ending December 31:
                 1998                       $            74,000
                 1999                                    56,000
                 2000                                    42,000
                 2001                                    42,000
                 2002                                    42,000
                                                -------------------

                                             $          256,000
                                                -------------------
                                                -------------------


     In addition to the above, the Company has other consulting agreements which are payable on a month-to-month basis for a total of $91,000 per month and continue indefinitely until either party terminates the agreement in writing with advance notice ranging from one to three months.

                 TURBODYNE TECHNOLOGIES INC.
                      AND SUBSIDIARIES

       Notes to Consolidated Financial Statements, Continued

     LITIGATION

     The Company is currently involved in various collection claims and legal actions arising in the ordinary course of business. Management does not believe that disposition of these matters will have a material effect on the Company's financial position or results of operations.

(7)  STOCK OPTIONS

     On March 3, 1997, the Company established an incentive stock option plan (the Stock Option Plan). Under the plan, the Company may grant options to its directors, officers and employees for up to 2,840,000 shares of common stock. The exercise price of each option shall be determined by the Stock Option Committee but shall in no instance be less than the fair market value of the shares of the Company, determined as the average closing price of the common shares of the Company for the ten days trading preceding the date of grant. The option's maximum term is ten years. The Stock Option Committee shall determine the grant date of any option.

     Options granted under the Stock Option Plan to participants, other than the President, Chief Executive Officer, the Chief Financial Officer, Secretary and any directors of the Company or its subsidiaries, shall be subject to a vesting formula. The vesting formula will provide that options shall vest equally over a three-year period commencing on the date of the grant so that the options can only be exercised as to an aggregate of 33.3% in the first year, 66.6% in the second year and 100% in the third year and each year thereafter. No options granted to an employee of the Company or an affiliate of the Company shall be exercisable until the optionee has been employed by the Company or affiliate for a period of six months. The directors have the discretion to waive the vesting requirements at their discretion in appropriate circumstances.

     The following summarizes information relating to stock options during 1997, 1996 and 1995:


                                                                                 1997
                                      ---------------------------------------------------------------------------
                                                NONEMPLOYEES                   EMPLOYEES
                                      ----------------------------   --------------------------       -----------
                                                        WEIGHTED                      WEIGHTED
                                                        AVERAGE                       AVERAGE
                                                        EXERCISE                      EXERCISE
          FIXED OPTIONS                  SHARES          PRICE           SHARES        PRICE            SHARES
- ----------------------------           ---------       ---------      ----------      ---------       ----------
Outstanding at beginning of
  year                                    25,000         $5.25         2,275,500         $4.55         2,300,500

Granted                                  485,000          4.70         2,594,000          4.67         3,079,000
Exercised                                     --            --           754,500          2.06           754,500
Forfeited                                     --            --           493,500          5.75           493,500
                                         -------                       ---------                       ---------

Outstanding at end of year               510,000          4.73         3,621,500          4.78         4,131,500

Options exercisable at end of
    year                                 231,950          4.75         2,984,665          4.78         3,216,615
Weighted average fair value of
    options granted during the
    year                                      --          3.50                --          3.45                --
                                         -------         -----         ---------         -----         ---------
                                         -------         -----         ---------         -----         ---------

                 TURBODYNE TECHNOLOGIES INC.
                      AND SUBSIDIARIES

       Notes to Consolidated Financial Statements, Continued




                                                                                1996
                                      ---------------------------------------------------------------------------
                                                NONEMPLOYEES                  EMPLOYEES
                                      --------------------------     ---------------------------      -----------
                                                        WEIGHTED                      WEIGHTED
                                                        AVERAGE                       AVERAGE
                                                        EXERCISE                      EXERCISE
          FIXED OPTIONS                  SHARES          PRICE           SHARES        PRICE            SHARES
- --------------------------------       ---------       ---------      ----------      ---------       ----------
Outstanding at beginning of
  year                                   30,000          $1.15         1,591,500        $2.73         1,621,500

Granted                                  25,000           5.25         1,305,000         5.76         1,330,000
Exercised                                30,000           1.15           621,000         2.42           651,000
Forfeited                                    --             --                --           --                --

Outstanding at end of year               25,000           5.25         2,275,500         4.55         2,300,500

Options exercisable at end of
    year                                 25,000           5.25         2,275,500         4.55         2,300,500
Weighted average fair value of
    options granted during the
    year                                     --           1.67                --         3.11                --
                                       --------          ------        ---------        -----         ---------
                                       --------          ------        ---------        -----         ---------

                                                                                 1995
                                      --------------------------------------------------------------------------
                                                NONEMPLOYEES                   EMPLOYEES
                                      --------------------------     -------------------------       -----------
                                                        WEIGHTED                      WEIGHTED
                                                        AVERAGE                       AVERAGE
                                                        EXERCISE                      EXERCISE
          FIXED OPTIONS                  SHARES          PRICE           SHARES        PRICE            SHARES
- --------------------------------       ---------       ---------      ----------      ---------       ----------
Outstanding at beginning of
  year                                        --         $  --           190,000         $ .38           190,000

Granted                                   30,000          1.15         2,510,000          1.93         2,540,000
Exercised                                     --            --         1,168,500           .53         1,168,000
Forfeited                                     --            --                --            --                --

Outstanding at end of year                30,000          1.15         1,531,500          2.73         1,561,500

Options exercisable at end of
    year                                  30,000          1.15         1,531,500          2.73         1,561,500
Weighted average fair value of
    options granted during the
    year                                      --           .63                --          1.18                --
                                       ---------       -------         ---------       ---------       ---------
                                       ---------       -------         ---------       ---------       ---------


                 TURBODYNE TECHNOLOGIES INC.
                      AND SUBSIDIARIES

       Notes to Consolidated Financial Statements, Continued


                                             OUTSTANDING STOCK OPTIONS                        EXERCISABLE STOCK OPTIONS
                              ------------------------------------------------------    ------------------------------------
                                                        WEIGHTED         WEIGHTED                                WEIGHTED
            RANGE OF              NUMBER OF             AVERAGE           AVERAGE        NUMBER OF SHARES         AVERAGE
        EXERCISE PRICES       OUTSTANDING SHARES     EXERCISE PRICE   REMAINING TERM       EXERCISABLE        EXERCISE PRICE
       -------------------    -------------------   ---------------   --------------    -------------------   --------------
         $3.00 to $3.50                335,000     $     3.30              1.43                  335,000     $     3.30
          4.50 to 5.00               3,305,000           4.70              4.07                2,390,115           4.67
          5.00 to 6.50                 491,500           6.29               .69                  491,500           6.29
                              -------------------                                       -------------------

          3.50 to 6.50               4,131,500           4.77              3.48                3,216,615           4.78
                              -------------------   ----------         ----------       -------------------      ------
                              -------------------   ----------         ----------       -------------------      ------


     The per share weighted average fair value of stock options granted during 1997, 1996 and 1995 was $3.48, $3.22 and $1.17, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: 1997, 1996 and 1995 expected dividend yield 0%; expected volatility of 106%; risk-free interest rate of between 5.08% and 7.20% and expected life equal to 80% of the full term of 2 to 5 years.

     The Company applies APB Opinion 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based upon the fair value of the stock options at the grant date consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                     1997                   1996                   1995
                                              -------------------    -------------------    -------------------
       Net loss:
           As reported                     $       (13,185,000)            (5,563,000)            (2,603,000)
           Pro forma                               (20,687,000)            (9,619,000)            (5,553,000)
                                              -------------------    -------------------    -------------------
                                              -------------------    -------------------    -------------------
       Basic and diluted loss per
         share:
             As reported                   $           (.58)                   (.33)                 (.46)
             Pro forma                                 (.91)                   (.58)                 (.98)
                                              -------------------    -------------------    -------------------
                                              -------------------    -------------------    -------------------

(8)  STOCKHOLDERS' EQUITY

     SPECIAL WARRANTS

     On July 2, 1996, the Company completed a private placement of 3,750,000 Series "A" Special Warrants at a price of $5.00 (Cdn$) per special warrant. Commission paid to the brokers was 10% of the gross proceeds and the brokers elected to receive the commission in special warrants (375,000 Series "A" Special Warrants issued). Each Series "A" Special Warrant can be exercised into one unit of the common stock for no additional consideration. Each unit consists of one common stock and one nontransferable stock purchase warrant. The stock purchase warrants entitle the holder to purchase one common stock at $5.50 (Cdn$) per stock until July 2, 1997.

                          TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


     During 1997, all of the Series "A" Special Warrants were exercised for an aggregate of 4,125,000 shares of common stock and stock purchase warrants for the purchase of an additional 4,125,000 shares. Total net proceeds of $12,943,000, received upon the issuance of these special warrants less issuance costs, were transferred to paid-in capital. During 1997, 705,000 of the Series "A" stock purchase warrants were exercised for common stock for total proceeds of $2,791,800. The remaining Series "A" stock purchase warrants expired during 1997.

     On December 6, 1996, the Company completed a brokered private placement of 500,000 Series "C" Special Warrants at a price of $9.00 (Cdn$) per special warrant. Each Series "C" Special Warrant can be exercised into one unit of the Company for no additional consideration. Each unit consists of one common stock and one stock purchase warrant. Each Series "C" stock purchase warrant will entitle the holder to purchase one common stock at $9.50 (Cdn$) per share for a period of one year. During 1997, a warrant amendment was signed to change the exercise price of the Series "C" stock purchase warrant from $9.50 (Cdn$) to $4.50 (U.S.$) and extend the exercise date of the Series "C" Special Warrants and Series "C" stock purchase warrant.

     During 1997, all of the Series "C" Special Warrants were exercised into common stock with stock purchase warrants for an aggregate of 500,000 common stock and stock purchase warrants. Total net proceeds of $2,845,000, received upon the issuance of these special warrants, were transferred to paid-in capital. At December 31, 1997, 272,000 Series "C" stock purchase warrants were outstanding with holders resident in Ontario. All remaining warrants expired during 1997.

     STOCK PURCHASE WARRANTS

     At December 31, 1997, the client had 972,000 stock purchase warrants outstanding. These warrants were issued in connection with private placements and other means of financing. The holders of these warrants are entitled to receive one share of common stock of the Company for one warrant exercised. The warrants have exercise prices ranging from $4.50 to $5.00 and expiration dates between June 1998 and September 2000.

     PREFERRED STOCK

     On September 19, 1997, the Company completed a private placement of 10,000 shares of Series One Convertible Class A Preference stock, no par value (the Class A Preferred), for net proceeds of $9,604,000. Conversion of the Class A Preferred stock into common stock is at the option of the holder for any or all the outstanding stock after January 8, 1998 or at the option of the Company after September 8, 2000. Each share of the Class A Preferred stock may be converted into common stock at a conversion price based on a floating price formula. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Class A Preferred stock shall be paid the redemption price plus all accrued dividends to the date of liquidation, dissolution or winding up of affairs before any payment to other stockholders. These shares have no voting rights and have a redemption price of $1,000 per share, together with accrued and unpaid dividends thereon. Redemption of these stocks is at the option of the Company. Dividends on the Class A Preferred stock is cumulative and at the rate of 7% per annum payable in cash or common stock at the date of conversion. Total accrued dividends at December 31, 1997 amounted to $200,000.

                          TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


     Subsequent to December 31, 1997, all the holders of the Class A Preferred stock elected to exercise the conversion rights under this class of shares and have presented the Company with notices to convert. The $10 million face value amounts were converted into 4,742,522 common shares. The total stock issued on conversion also includes the payout of 7% cumulative dividends in the form of additional common stock. Dividends paid out for the Class A Preferred stock amounted to $356,000.


     SHARES IN ESCROW

     Of the Company's issued and outstanding shares, 4,150,000 are held in escrow to be released in accordance with a formula based on cumulative cash flow of the Company.


(9)  ACQUISITION

     Effective July 2, 1996, the Company acquired all the issued and outstanding shares of Pacific Baja for $12,000,000 in cash and 3,076,923 shares of common stock in the Company. The acquisition has been accounted for using the purchase method with the results of operations of Pacific Baja for the period subsequent to July 2, 1996 being included in these consolidated financial statements. The excess of the acquisition costs over the fair value of net assets acquired is included in and has been allocated to goodwill. Goodwill is amortized on a straight-line basis over a 20-year period.

     Pacific Baja is a manufacturer and distributor of aftermarket automotive wheels, compressor housings and manifolds to wholesale distributors and original equipment manufacturers in the United States and abroad.

(10) RELATED PARTY TRANSACTIONS

     The Company made payments to related parties as follows:

                                                    1997                   1996                   1995
                                             -------------------    -------------------    -------------------
     Project management fees                   $      324,000               59,000                 58,000
     Consulting fees                                  470,000               62,000                     --
     Management fees                                       --               22,000                 22,000
     Rent and administrative services                 360,000              127,000                 22,000
                                             -------------------    -------------------    -------------------

                                               $    1,154,000              270,000                102,000
                                             -------------------    -------------------    -------------------
                                             -------------------    -------------------    -------------------

      The following amounts are due from related parties:

                                                                                    1997                   1996
                                                                             --------------------   -------------------
      Advances receivable from directors interest free
        and payable on demand                                                   $     243,000              82,000
      Housing loans receivable from directors                                         325,000                  --
                                                                             --------------------   -------------------

                                                                                $     568,000              82,000
                                                                             --------------------   -------------------
                                                                             --------------------   -------------------

                          TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued

(11) SUBSEQUENT EVENTS

     On February 5, 1998, the Company completed a financing with the sale of $1.5 million of 3% Subordinated Convertible Debentures due on February 4, 2000. On March 23, 1998, the debenture holder elected to convert the debentures into 671,444 common stocks at a conversion price of $2.24.

     On February 27, 1998, the stockholders of the Company approved the continuation of Turbodyne Technologies Inc. from Canadian jurisdiction to domestication under State of Delaware incorporation law.

     On March 1, 1998, the Company completed a $1 million secured bridge loan with a venture capital firm. The loan bears interest at 1% per month (12.68% annualized) and is due on May 29, 1998 or earlier. In connection with the financing, the Company issued a bonus of 75,000 common stocks to the venture capital firm and 75,000 common stocks to the guarantors of this loan. The deemed price set on these shares is $2.50 per stock.

     On March 10, 1998, the Company granted 400,000 stock options under the Company's 1997 Stock Option Plan at exercise prices of $2.00 and $2.35. These stock options were all exercised during March 1998 for total proceeds of $870,000.

     On March 11, 1998, the Company granted 370,000 stock options under the Company's 1997 Stock Option plan to consultants at an exercise price of $2.35. The Company also granted 800,000 stock options to several executives at an exercise price of $2.35, exercisable on or before March 11, 2003. Of the stock options issued to the consultants, 350,000 were exercised for total proceeds of $823,000.

     On March 12, 1998, the Company agreed to amend the exercise price of 3,097,000 previously granted stock options from various prices to $3.50.

     On March 24, 1998, the Company completed the sale of $1.5 million financing of 8% Subordinated Convertible Debentures due March 23, 2000. The Subordinated Convertible Debentures are convertible at the option of the holder into the Company's common stock. The holder may convert up to 50% of the face amount of the debenture at any time after May 7, 1998 and up to 100% after June 6, 1998.

     On March 24, 1998, the Company granted 1,627,000 stock options to consultants and employees at an exercise price of $3.50, exercisable on or before March 24, 2003.

     During April 1998, a total of 1,453,250 stock options with exercise prices ranging from $3.36 to $6.48 were exercised for total proceeds to the Company of $5,929,000.


(12) LIQUIDITY

     The Company has experienced losses from operations resulting in an accumulated deficit as of December 31, 1997. The Company also used $13,793,000 to fund operating activities during 1997. Through December 31, 1997, the Company has raised $19,415,000 through debt and equity offerings. In order to sustain operations and carry out management's growth plans for the future, the Company will require additional debt and equity financing in amounts sufficient to carry on operating activities through January 1, 1999.

                          TURBODYNE TECHNOLOGIES INC.
                                AND SUBSIDIARIES

            Notes to Consolidated Financial Statements, Continued


     As described in note 11, the Company has generated approximately $11.6 million from various financing and the exercise of stock options through April 30, 1998. Management is currently contemplating additional financing from outside sources and has written offers for equity and/or debt financings in amounts sufficient to fund future operations. Management believes that their existing cash flow from financing activities and additional financing presently being offered to the Company will be more than sufficient to meet their cash flow requirements through January 1, 1999. However, there is no assurance that the additional financing will be consummated.

                            TURBODYNE TECHNOLOGIES INC.
                                  AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                        JUNE 30, 1998 AND DECEMBER 31, 1997
                                    (UNAUDITED)

                                       ASSETS
                                                                         1998         1997
                                                                     -----------   -----------
Current Assets:
     Cash                                                             11,127,000       949,000
     Trade accounts receivable, net                                   10,807,000     9,214,000
     Employee advances receivable                                        834,000       568,000
     Inventories                                                       7,243,000     5,469,000
     Prepaid expenses and other current assets                           860,000     1,191,000
                                                                     -----------   -----------
          Total current assets                                        30,871,000    17,391,000

Property, Plant and Equipment, at cost, net                           19,771,000    18,122,000
Goodwill, net                                                         13,366,000    13,740,000
Other Assets                                                             603,000       473,000
                                                                     -----------   -----------
                                                                      64,611,000    49,726,000
                                                                     -----------   -----------
                                                                     -----------   -----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Current maturities of long term debt                                486,000       607,000
     Current maturities of obligations under capital leases              712,000     1,035,000
     Accounts payable                                                  5,326,000     5,283,000
     Accrued liabilities                                               2,320,000     1,850,000
     Income taxes payable                                                 24,000        86,000
                                                                     -----------   -----------
          Total current liabilities                                    8,868,000     8,861,000

Long term debt, less current maturities                               10,008,000     8,155,000
Obligations under capital leases, less current maturities              3,009,000     1,867,000
                                                                     -----------   -----------
                                                                      21,885,000    18,883,000
                                                                     -----------   -----------

Stockholders' Equity:
     Class A preferred stock, no par value
       Authorized 100,000,000 shares; none issued                           -             -
     Class B preferred stock, no par value
       Authorized 100,000,000 shares; none issued                           -             -
     Preferred stock, no par value.  Authorized
       and issued 10,000 Series One Class A, 7%
       cumulative convertible                                               -        9,604,000
     Common stock, no par value.  Authorized
       100,000,000 shares; issued and outstanding
       40,034,423 shares in 1998 and 29,961,612
       shares in 1997                                                       -             -
     Additional paid in capital                                       74,765,000    45,290,000
     Cumulative other comprehensive income                               (34,000)       22,000
     Accumulated deficit                                             (32,005,000)  (24,073,000)
                                                                     -----------   -----------
          Total Stockholders' Equity                                  42,726,000    30,843,000
                                                                     -----------   -----------
                                                                      64,611,000    49,726,000
                                                                     -----------   -----------
                                                                     -----------   -----------

     See accompanying notes to condensed consolidated financial statements.

                            TURBODYNE TECHNOLOGIES INC.
                                  AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                       THREE MONTHS                   SIX MONTHS ENDED
                                                                       ENDED JUNE 30,                       JUNE 30,
                                                                    1998             1997             1998           1997
                                                               ------------------------------    -----------------------------
Net sales                                                      $  11,024,000       11,108,000    $  20,750,000     20,153,000

Cost of goods sold                                                 9,233,000        8,919,000       17,534,000     15,716,000
                                                               ------------------------------    -----------------------------

       Gross profit                                                1,791,000        2,189,000        3,216,000      4,437,000

Selling, research, general and administrative expenses             5,226,000        4,776,000       10,376,000      8,626,000
                                                               ------------------------------    -----------------------------

       Loss from operations                                       (3,435,000)      (2,587,000)      (7,160,000)    (4,189,000)

Other expense (income):
   Interest expense, net                                             296,000          223,000          581,000        371,000
   Other, net                                                          4,000          (10,000)           4,000        (21,000)
                                                               ------------------------------    -----------------------------

       Loss before income taxes                                   (3,735,000)      (2,800,000)      (7,745,000)    (4,539,000)

Income tax expense                                                    16,000          257,000           24,000        489,000
                                                               ------------------------------    -----------------------------

       Net loss                                                $  (3,751,000)      (3,057,000)   $  (7,769,000)    (5,028,000)
                                                               ------------------------------    -----------------------------
                                                               ------------------------------    -----------------------------


Net loss per common share:
   Basic loss per share                                             $  (0.11)           (0.15)        $  (0.23)         (0.26)
   Diluted loss per share                                              (0.11)           (0.15)           (0.23)         (0.26)
                                                               ------------------------------    -----------------------------
                                                               ------------------------------    -----------------------------


Weighted average shares used for basic and diluted
   loss per share                                                 34,736,000       20,250,000       33,704,000     19,709,000
                                                               ------------------------------    -----------------------------
                                                               ------------------------------    -----------------------------

See accompanying notes to condensed consolidated financial statements.

                            TURBODYNE TECHNOLOGIES INC.
                                  AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                      SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                    (UNAUDITED)

                                                                         1998             1997
                                                                    --------------   --------------

Cash flows from operating activities:
  Net loss                                                          $  (7,769,000)      (5,028,000)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization of property and equipment            1,767,000        1,388,000
     Stock compensation                                                   375,000               --
     (Increase) decrease in operating assets:
       Trade accounts receivable                                       (1,593,000)      (2,556,000)
       Employee advances receivable                                      (266,000)        (150,000)
       Inventories                                                     (1,774,000)      (3,314,000)
       Prepaid expenses and other current assets                          331,000         (143,000)
       Other assets                                                      (130,000)        (301,000)
  Increase (decrease) in operating liabilities:
       Trade accounts payable                                              43,000        3,465,000
       Accrued expenses                                                   663,000         (521,000)
       Income taxes payable                                               (62,000)         369,000
                                                                    --------------   --------------

            Net cash used in operating activities                      (8,415,000)      (6,791,000)
                                                                    --------------   --------------

Cash flows from investing activities:
  Purchase of property and equipment                                   (3,042,000)      (3,113,000)
                                                                    --------------   --------------

            Net cash used in investing activities                      (3,042,000)      (3,113,000)
                                                                    --------------   --------------

Cash flows from financing activities:
  Net proceeds from long-term borrowings                             $  2,551,000        3,845,000
  Proceeds from subordinated convertible debentures                     3,000,000               --
  Proceeds from exercise of stock options and warrants                 16,299,000        3,806,000
  Issuance costs paid                                                    (159,000)         (99,000)
                                                                    --------------   --------------

            Net cash provided by financing activities                  21,691,000        7,552,000
                                                                    --------------   --------------

Effect of exchange rate changes on cash                                   (56,000)         (25,000)
                                                                    --------------   --------------

            Net increase (decrease) in cash                            10,178,000       (2,377,000)

Cash at beginning of period                                               949,000        3,143,000
                                                                    --------------   --------------

Cash at end of period                                               $  11,127,000          766,000
                                                                    --------------   --------------
                                                                    --------------   --------------

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest                                                          $  644,000          377,000
     Income taxes                                                              --          119,000
                                                                    --------------   --------------
                                                                    --------------   --------------

See accompanying notes to condensed consolidated financial statements.

                            TURBODYNE TECHNOLOGIES INC.
                                  AND SUBSIDIARIES

                      NOTES TO CONDENSED FINANCIAL STATEMENTS

                        JUNE 30, 1998 AND DECEMBER 31, 1997

                                    (UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Turbodyne Technologies Inc., a Delaware corporation, and subsidiaries (the Company) manufactures aluminum cast automotive products, including engine components and specialty wheels, and develops products to enhance performance and reduce emissions of internal combustion engines.

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Turbodyne Systems, Inc., Turbodyne U.K. Ltd. and Pacific Baja Light Metals Corp. (Pacific Baja). All material intercompany accounts and transactions have been eliminated in consolidation.

Effective July 18, 1997, the Company formally delisted its shares from trading on the Vancouver Stock Exchange. On March 24, 1997, the Company's shares became listed on the Nasdaq Small Capital Market and continued to trade in that market. As a result, effective January 1, 1998, the Company changed its reporting currency from the Canadian dollar (Cdn$) to the U.S. dollar (U.S.$). Accordingly, the unaudited condensed consolidated financial statements for the six months and three months ended June 30, 1997 have been restated to the new reporting currency of U.S.$.

Additionally, a cumulative translation adjustment of $56,000 has been included as other comprehensive income in stockholders' equity reflecting the translation of the Cdn$ reporting currency consolidated financial statements to the newly adopted and retroactively applied U.S.$ reporting currency. There are no other items of comprehensive income in the six months ended June 30, 1998. The adoption of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") did not have a material impact on the Company's unaudited condensed consolidated financial statements.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. These unaudited consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1998. For further information refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 20-F for the year ended December 31, 1997.

GOODWILL

Goodwill is associated with the purchase of Pacific Baja on July 2, 1996 by the Company and is being amortized on a straight-line basis over 20 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the balance over the remaining life can be recovered through undiscounted future operating cash flows of the Company's operations. Accumulated amortization was $1,556,000 and $1,182,000 at June 30, 1998 and December 31, 1997, respectively.

RECOGNITION OF REVENUE AND SIGNIFICANT CUSTOMERS

The Company recognizes revenue upon shipment of product. The Company had sales to three significant customers constituting approximately 47%, 15% and 12% and 44%, 17% and 12%, respectively, of net sales for the six months and three months ended June 30, 1998, respectively. The Company had sales to two significant customers constituting approximately 29% and 23% and 28% and 23%, respectively, of net sales for the six months and three months ended June 30,
1997, respectively.   Additionally, these customers comprised 41%, 14% and
13% and 31%, 23% and 12%, respectively, of accounts receivable at June 30, 1998 and December 31, 1997, respectively. The loss of any of these customers could have a material adverse effect on the Company.

EARNINGS PER SHARE

Net loss per share is computed using the weighted average number of common shares outstanding. For the six months ended June 30, 1998 and 1997, options and warrants to purchase 6,074,502 and 8,193,333 common stock, respectively, at prices ranging from $2.35 to $8.50 were outstanding during the periods but were not included in the computation of diluted loss per share because the options and warrants would have an antidilutive effect on net loss per share.

RESEARCH AND DEVELOPMENT

Research and development costs related to present and future products are charged to operations in the year incurred. Research and development costs aggregated $3,125,000 and $3,136,000 for the six months ended June 30, 1998 and 1997, respectively, and $1,719,000 and $1,240,000 for the three months ended June 30, 1998 and 1997, respectively.

NOTE 2.  INVENTORIES

Inventories are comprised of the following at June 30, 1998 and December 31, 1997:

                                  1998           1997
                              ------------   ---------------
     Raw materials            $  3,049,000     2,123,000
     Work in process             1,932,000       686,000
     Finished goods              2,262,000     2,660,000
                              ------------   ---------------
                              $  7,243,000     5,469,000
                              ------------   ---------------
                              ------------   ---------------

NOTE 3.  LONG-TERM DEBT

Long-term debt at June 30, 1998 and December 31, 1997 consists of the following:

                                                                                 1998             1997
                                                                             -------------   -------------

     Revolving bank lines of credit (A)                                      $  10,000,000      8,144,000
     Notes payable to bank, principal of $15,625 plus interest payable monthly at prime plus .25% through October 1, 1998, with
          the remaining principal due November 1, 1998                             453,000        547,000

     Other                                                                          41,000         71,000
                                                                             -------------   -------------

     Total long-term debt                                                       10,494,000      8,762,000

     Less current maturities                                                       486,000        607,000
                                                                             -------------   -------------

     Long-term debt, excluding current maturities                            $  10,008,000      8,155,000
                                                                             -------------   -------------
                                                                             -------------   -------------

(A) The Company's wholly owned subsidiary, Pacific Baja, has a revolving line of credit with a bank permitting borrowings up to $10 million, secured by all receivables and inventory. The borrowings bear interest at the Company's option at LIBOR plus 2% or at prime. The line of credit expires June 1, 1999. The Company is a guarantor on this line of credit.

The Company was not in compliance with all of its financial covenants related to its debt facilities at June 30, 1998, but has received an appropriate waiver from its lender.

NOTE 4.  STOCKHOLDERS' EQUITY AND STOCK OPTIONS

On March 3, 1997, the Company established an incentive stock option plan (the Stock Option Plan). Under the plan, the Company may grant options to its directors, officers and employees for up to 2,840,000 shares of common stock. The exercise price of each option shall be determined by the Stock Option Committee but shall in no instance be less than the fair market value of the shares of the Company, determined as the average closing price of the common shares of the Company for the ten days trading preceding the date of grant. The option's maximum term is ten years. The Stock Option Committee shall determine the grant date of any option.

Options granted under the Stock Option Plan to participants, other than the Chairman, President, Chief Executive Officer, the Chief Financial Officer, Secretary and any directors of the Company or its subsidiaries, shall be subject to a vesting formula. The vesting formula will provide that options shall vest equally over a three-year period commencing on the date of the grant so that the options can only be exercised as to an aggregate of 33.3% in the first year, 66.6% in the second year and 100% in the third year and each year thereafter. No options granted to an employee of the Company or an affiliate of the Company shall be exercisable until the optionee has been employed by the Company or affiliate for a period of six months. The directors have the discretion to waive the vesting requirements at their discretion in appropriate circumstances.

At June 30, 1998, the Company had 5,357,066 stock options outstanding. The holders of these options are entitled to receive one share of common stock of the Company for one option exercised. The options have exercise prices ranging from $3.28 to $8.50 and expiration dates between August 1998 and April 2003.

Subsequent to June 30, 1998, a total 1,044,800 stock options with exercise prices ranging from $3.23 to $6.15 were exercised for total proceeds to the Company of $3,739,000.

SPECIAL WARRANTS

On July 2, 1996, the Company completed a private placement of 3,750,000 Series "A" Special Warrants at a price of $5.00 (Cdn$) per special warrant. Commission paid to the brokers was 10% of the gross proceeds and the brokers elected to receive the commission in special warrants (375,000 Series "A" Special Warrants issued). Each Series "A" Special Warrant can be exercised into one unit of the common stock for no additional consideration. Each unit consists of one common stock and one nontransferable stock purchase warrant. The stock purchase warrant entitles the holder to purchase one share of common stock at $5.50 (Cdn$) until July 2, 1997.

During 1997, all of the Series "A" Special Warrants were exercised for an aggregate of 4,125,000 shares of common stock and stock purchase warrants for the purchase of an additional 4,125,000 shares. Total net proceeds of $12,943,000, received upon the issuance of these special warrants less issuance costs, were transferred to paid-in capital. During 1997, 705,000 of the Series "A" stock purchase warrants were exercised for common stock for total proceeds of $2,791,800. The remaining Series "A" stock purchase warrants expired in 1997.

On December 6, 1996, the Company completed a brokered private placement of 500,000 Series "C" Special Warrants at a price of $9.00 (Cdn$) per special warrant. Each Series "C" Special Warrant can be exercised into one unit of the Company for no additional consideration. Each unit consists of one common stock and one stock purchase warrant. Each Series "C" stock purchase warrant will entitle the holder to purchase one common stock at $9.50 (Cdn$) per share for a period of one year. During 1997, a warrant amendment was signed to change the exercise price of the Series "C" stock purchase warrant from $9.50 (Cdn$) to $4.50 (U.S.$) and extend the exercise date of the Series "C" Special Warrants and Series "C" stock purchase warrant.

During 1997, all of the Series "C" Special Warrants were exercised into common stock with stock purchase warrants for an aggregate of 500,000 common stock and stock purchase warrants. Total net proceeds of $2,845,000, received upon the issuance of these special warrants, were transferred to paid-in capital. For the six months ended June 30, 1998, 272,000 Series "C" stock purchase warrants were exercised for common stock. At June 30, 1998, no Series "C" stock purchase warrants were outstanding.

STOCK PURCHASE WARRANTS

At June 30, 1998, the Company had 717,436 stock purchase warrants outstanding. These warrants were issued in connection with private placements and other means of financing. The holders of these warrants are entitled to receive one share of common stock of the Company for one warrant exercised. The warrants have exercise prices ranging from $3.50 to $5.00 and expiration dates between December 1998 and March 2003.

PREFERRED STOCK

On September 19, 1997, the Company completed a private placement of 10,000 shares of Series One Convertible Class A Preference stock, no par value (the Class A Preferred), for net proceeds of $9,604,000. Conversion of the Class A Preferred stock into common stock is at the option of the holder for any or all the outstanding stock after January 8, 1998 or at the option of the Company after September 8, 2000. Each share of the Class A Preferred stock may be converted into common stock at a conversion price based on a floating price formula. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Class A Preferred stock shall be paid the redemption price plus all accrued dividends to the date of liquidation, dissolution or winding up of affairs before any payment to other stockholders. These shares have no voting rights and have a redemption price of $1,000 per share, together with accrued and unpaid dividends thereon. Redemption of these shares is at the option of the Company. Dividends on the Class A Preferred stock is cumulative and at the rate of 7% per annum payable in cash or common stock at the date of conversion.

During 1998, all the holders of the Class A Preferred stock elected to exercise the conversion rights under this class of shares. The $10 million face value amounts were converted into 4,742,522 common shares. The total stock issued on conversion also includes the pay-out of 7% cumulative dividends in the form of additional common stock. Dividends paid out for the Class A Preferred stock amounted to $356,000.

SHARES IN ESCROW

Of the Company's issued and outstanding shares, 4,150,000 are held in escrow to be released in accordance with a formula based on cumulative cash flow of the Company.

                                 Schedule II
                          TURBODYNE TECHNOLOGIES INC.
                       Valuation and Qualifying Accounts
                   Three-year period ended December 31, 1997

                                           Balance at
                                          beginning of                            Balance at
         Description                         period      Additions  Deductions  end of period
- ------------------------------------      ------------   ---------  ----------  -------------
Year ended December 31, 1995:
   Allowance for doubtful accounts               0              0           0             0
                                           -------        -------     -------       -------
                                           -------        -------     -------       -------
Year ended December 31, 1996
   Allowance for doubtful accounts               0        181,000           0       181,000
                                           -------        -------     -------       -------
                                           -------        -------     -------       -------
Year ended December 31, 1997
   Allowance for doubtful accounts         181,000        131,000     234,000        78,000
                                           -------        -------     -------       -------
                                           -------        -------     -------       -------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

     SEC registration fee                                     $    687.00
     Nasdaq SmallCap Additional Listing Fee                   $  4,092.00
     Printing and engraving expenses                          $      0
     Accounting fees and expenses                             $ 15,000
     Legal fees and expenses                                  $ 10,000
     Transfer Agent and Registrar fees                        $      0
     Miscellaneous                                            $  2,221.11

     Total                                                    $ 32,000.00

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Nine of the Company's Certificate of Incorporation and Article Eleven of its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article Nine of the Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

     The Company has entered into separate agreements (the " Agreements") with certain of its directors and officers (the "Indemnitees") providing for the Indemnitees' indemnification on substantially identical terms. Pursuant to the terms and conditions of the Agreements, the Company agrees to indemnify, to the maximum extent permitted by California law, each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer arising from or growing out of services rendered to the Company, or any subsidiary, pursuant to the terms of the Agreement, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On September 8, 1997 and September 19, 1997, the Company completed the sale of an aggregate of 10,000 shares of Series One Convertible Class A Preference Shares (the "Series A Preferred Stock") and warrants (the "Warrants") to purchase 666,667 shares of the Company's Common Stock. The purchase price for each share of Series A Preferred Stock was U.S. $1,000. The Series A Preferred Stock was issued to various investors identified to the Company by Global Emerging Markets ("GEM"), an investment banking firm. Pursuant to its engagement with the Company, GEM received a fee equal to 3% of the gross proceeds of the financing and the Warrants. Each holder of Series A Preferred Stock and Warrant represented that it (i) acquired the securities for its own account with the present intention of holding such securities for investment purposes only and not with a view to, or for sale in connection with, any distribution of such securities (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experienced in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the securities and of protecting its own interests in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the securities; (iv) the Company made available, prior to the date of the Stock Purchase Agreement or the Warrant Agreement, respectively, to it the opportunity to ask questions of the Company and its officers, and to receive from the Company and its officers information concerning the terms and conditions of the securities and the Stock Purchase Agreement or Warrant Agreement, respectively, and to obtain any additional information with respect to the Company, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor' as that term is defined under Rule 501 of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of the Series A Preferred Stock and the Warrants was made in reliance on
Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation
D) as a transaction not involving any public offering.

     On February 5, 1998, the Company completed the sale of $1.5 million of 3% Subordinated Convertible Debentures due on February 4, 2000 (the "3% Debentures"). On March 24, 1998, the Company completed the sale of $1.5 million of 8% Subordinated Convertible Debentures due March 23, 2000 (the "8% Debentures" and together with the 3% Debentures, the "Debentures"). The 3% Debenture is convertible with respect to fifty percent (50%) of the face amount of the 3% Debenture at any time after May 7, 1998 (forty-five (45) days following the date of the 3% Debenture) and with respect to one hundred percent (100%) of the face amount of the Debenture at any time after June 6, 1998 (seventy-five (75) days following the date of the 8% Debenture) into shares of Common Stock at the following Conversion Price: the lower of: (i) 83% of the average NASDAQ closing bid price for the five days prior to conversion; or (ii) 120% of the closing bid price on NASDAQ on March 23rd 1998. The Debentures are convertible into shares of the Company's common stock, no par value, Each purchaser represented that (i) neither it nor any of the investors on whose behalf the purchaser may purchase and hold Debentures (the "Investors") is a "U.S. person" as that term is defined in Rule 902(o) of Regulation S, and neither the purchaser nor any Investor is an entity organized or incorporated under the laws of any foreign jurisdiction by any "U.S. person" principally for the purpose of investing in securities not registered under the Securities Act, (ii) the Debentures were not offered to the purchase or to any Investor in the United States and at the time of execution of the Subscription Agreement and of any offer to the purchaser or to the Investors to purchase the Debentures hereunder, the Subscriber and each such Investor was physically outside the United States; (ii) the purchaser is purchasing the Securities for its own account and not on behalf of or for the benefit of any U.S. person and the sale and resale of the Debentures or the Shares have not been prearranged with any buyer in the United States;
(iii) the purchaser and to the best knowledge of the purchaser each distributor, if any, participating in the offering of the Securities, has agreed and the purchaser hereby agrees that all offers and sales of the Securities prior to the expiration of a period commencing on the Closing of all Debentures offered and ending forty-five (45) days thereafter (the "Restricted Period") shall not be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S. The purchaser also represented that it had not been engaged or acted as or on behalf of a distributor or dealer (and is not an affiliate of a distributor or dealer) with respect to the transaction.
The issuance and sale of the Debentures was made in reliance on Regulation S of the Securities Act as a transaction that occurred outside of the United States.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibits

               See Exhibit Index immediately following the signature page.

     Financial Statement Schedule

               Schedule II Valuation and Qualifying Accounts

Item 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, California, on this 23rd day of September, 1998.

                                                  LEON NOWEK


                                             By:    /s/ Leon E. Nowek
                                                  -----------------------------
                                                  Leon E. Nowek
                                                  Vice Chairman

     We, the undersigned officers and directors of Turbodyne Technologies Inc. hereby severally constitute and appoint Leon Nowek and Edward Halimi, and each of them, our true and lawful attorney-in-fact, with full power to him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1 (including any post-effective amendments thereto), and including a new registration statement filed pursuant to Rule 462 of the Securities Act and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                               Title                     Date
- ---------------------------   --------------------------    ------------------
  /s/ Edward M. Halimi
- ---------------------------                                 September 23, 1998
     Edward M. Halimi           Chairman of the Board

  /s/ Leon E. Nowek
- ---------------------------    Vice Chairman, Secretary     September 23, 1998
     Leon E. Nowek                   and Director

  /s/ Khal A. Kader
- ---------------------------     Chief Financial Officer     September 23, 1998
     Khal A. Kader

  /s/
- ---------------------------                                 September   , 1998
     Daniel Geronazzo                  Director

  /s/ Wendell R. Anderson
- ---------------------------                                 September 23, 1998
     Wendell R. Anderson               Director

  /s/ Robert Taylor
- ---------------------------                                 September 23, 1998
     Robert Taylor                     Director

  /s/ Sadayappa Durairaj
- ---------------------------                                 September 23, 1998
     Sadayappa Durairaj                Director

  /s/ Walter F. Ware
- ---------------------------    Chief Executive Officer,     September 23, 1998
     Walter F. Ware             President and Director

                                    EXHIBIT INDEX

Exhibit
Number         Exhibit Description                                                 Page
- -------        -------------------                                                 -----
3.1            Certificate of Incorporation of Registrant. Incorporated by
               reference to Exhibit 3.1 to Registrant's Form 10-Q for the fiscal quarter ended June 30, 1998.

3.2            Bylaws of the Registrant.  Incorporated by reference to Exhibit
               3.2 to Registrant's Form 10-Q for the fiscal quarter ended June
               30, 1998.

4.1            Form of Convertible Preferred Stock Purchase Agreement.
               Incorporated herein by reference to Exhibit 4.1 to the Company's
               Registration Statement on Form F-1 (File No. 333-7932).

4.2 Form of Registration Rights Agreement. Incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form F-1 (File No. 333-7932).

4.3            Form of Redemption Warrant.  Incorporated herein by reference to
               Exhibit 4.3 to the Company's Registration Statement on Form F-1
               (File No. 333-7932).

5.1            Opinion of Troop Steuber Pasich Reddick & Tobey, LLP.

10.1           Intentionally Omitted.

10.2 Sub-Lease between American Appliance, Inc. and Carole D. King dated December 1, 1994 for Carpinteria Property. Incorporated herein by reference to Exhibit 3(iii) to the Company's
               Registration Statement on Form 20-F filed on September 18, 1996.

10.3           Distribution Agreement between Turbodyne Systems and Granatelli
               Performance, Inc.  Incorporated herein by reference to Exhibit
               3(iv) to the Company's Registration Statement on Form 20-F filed on September 18, 1996.

10.4           Acquisition Agreement between the Company, Pacific Baja Light
               Metals Holding Inc., and Lennart Renberg, Michael Joyce,
               Sadayappa Durairaj Family Trust, Naresh Saxens and Mugerdish
               Balabanian dated March 15, 1996. Incorporated herein by reference to Exhibit 3(v) to the Company's Registration Statement on Form 20-F filed on September 18, 1996.

10.5           Amendment Agreement between the Company, Pacific Baja Light
               Metals Holding Inc., and Lennart Renberg, Michael Joyce,
               Sadayappa Durairaj Family Trust, Naresh Saxens and Mugerdish
               Balabanian dated June 14, 1996. Incorporated herein by reference to Exhibit 3(vi) to the Company's Registration Statement on Form
               20-F filed on September 18, 1996.

10.6           Employment Agreement between Pacific Baja Light Metals, the
               Company and Michael Joyce dated September 5, 1996. Incorporated herein by reference to Exhibit 3(ix) to the Company's Annual
               Report on Form 20-F for the fiscal year ended December 31, 1996, as amended.

10.7           Consulting Agreement between Pacific Baja Light Metals, the
               Company and Lykar Specialties, Inc. dated September 5, 1996.
               Incorporated herein by reference to Exhibit 3(x) to the Company's
               Annual Report on Form 20-F for the fiscal year ended December 31, 1996, as amended.

10.8           Agreement in Principle between Turbodyne Systems, Inc. and
               Kuhnle, Kopp & Kausch AG dated April 11, 1997. Incorporated herein by reference to Exhibit 3(xi) to the Company's Annual
               Report on Form 20-F for the fiscal year ended December 31, 1996, as amended.

                                       6

10.9           Supply Agreement between Baja Oriente and AlliedSignal dated
               September 1, 1994.  Incorporated herein by reference to Exhibit
               3(xii) to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1996, as amended.

10.10          Employment Agreement dated August 1, 1997 between the Company and
               Edward Halimi, as amended.  Incorporated by reference to Exhibit
               3(xiii) to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1997.

10.11          Employment Agreement dated August 1, 1997 between the Company and
               Leon Nowek, as amended.  Incorporated by reference to Exhibit
               3(xix) to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1997.

23.1           Consent of Morgan and Company, Chartered Accountants.

23.2           Consent of KPMG Peat Marwick.

24.1           Power of Attorney (included on signature page).

- ---------------------------------
*  To be filed by amendment.

                                       7